Exhibit 10.19

[***] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION COPY

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of December 2, 2019 (the “Effective Date”) by and between RAPT THERAPEUTICS, INC., a corporation organized under the laws of the United States of America, having its principal place of business at 561 Eccles Avenue, South San Francisco, California, USA 94080 (“RAPT”) and HANMI PHARMACEUTICAL CO., LTD., a corporation organized under the laws of the Republic of Korea, headquartered at 14 Wiryesung-daero, Songpa-gu, Seoul, South Korea 05545 (“Hanmi”). RAPT and Hanmi are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Hanmi is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products;

WHEREAS, RAPT is a biopharmaceutical company that is developing monotherapy and combination therapies of FLX-475, which is a proprietary oral small molecule antagonist for C-C chemokine receptor type 4 (CCR4), binding CC chemokines CCL22 and CCL17 and selectively inhibiting migration of regulatory T cells that may be applied to treat cancer.

WHEREAS, RAPT and Hanmi desire to collaborate in the development of FLX475 for human therapeutic uses, in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Hanmi will be responsible for clinical development and manufacturing activities in the Territory in the Field (each defined below) and will have exclusive rights to develop, manufacture and commercialize Products in the Territory in the Field, in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 (Definitions) or, if not listed below, the meaning designated in places throughout this Agreement.

1.1    “AAA” has the meaning set forth in Section 16.2 (Arbitration).

1.2    “Acquirer” has the meaning set forth in Section 17.8 (Assignment).

1.3     “Affiliate” means, with respect to a particular Party, an entity that directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. In this definition, “control” means direct or indirect ownership of at least fifty percent (50%) of the stock, shares or equity interest having the right to vote for the election of directors or the power to direct the management.

1.4    “Alliance Manager” has the meaning set forth in Section 2.3 (Alliance Managers).

1.5    “Annual Net Sales” shall mean aggregated Net Sales on a Product-by-Product basis during a calendar year.

1.6    “Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and similar laws in any jurisdiction as applicable to either Party.

1.7    “Applicable Law” means any applicable federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency guidelines or other requirement, license or permit of any Governmental Authority, including Anti-Corruption Laws, Trace Control Laws, and all applicable data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and the EU Data Protection Directive (Council Directive 95/46/EC) and applicable laws implementing the EU Data Protection Directive and the General Data Protection Regulation (2016/679).

1.8    “Bankrupt Party” has the meaning set forth in Section 17.3(a) .

1.9    “[***]” has the meaning set forth in Section [***].

1.10    “[***]” is defined in Section [***].

1.11    “Business Day” means any day (other than Saturday or Sunday) when banks are open for business in California, USA and Seoul, Republic of Korea and are not required by Applicable Law to remain closed.

1.12    “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.13    “Calendar Year” means the one (1) year period beginning on January 1 and ending on December 31.

1.14    “Change of Control Transaction” means, with respect to a Party:

(a)    the acquisition by any Person (the “Specified Person”) of ownership of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of such Party (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for the purposes of this sub-Section (a), the following acquisitions of securities of such Party shall not constitute a Change of Control Transaction of such Party: (A) any acquisition of such rights by such Party, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by such Party or any corporation controlled by such Party, or (C) any acquisition by any corporation pursuant to a transaction that complies with clauses (i) and (ii) of sub-Section (b) of this definition, (D) a sale of capital stock to underwriters in an underwritten public offering of a Party’s capital stock solely for the purpose of financing, (E) the acquisition of securities of the Specified Person by any Person or group of Persons that acquires the Specified Person’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Specified Person through the issuance of equity securities, or (F) a transaction solely to change the domicile of a Party.

(b)    the consummation of any acquisition, merger or consolidation involving any Third Party (a “Business Combination Transaction”), unless immediately following such Business Combination Transaction, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination Transaction beneficially own, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination Transaction (including a corporation which as a result of such transaction owns the then-outstanding securities of such Party or all or substantially all of such Party’s assets either directly or through one or more subsidiaries) and (ii) fifty percent (50%) or more of the members of the board of directors of the corporation resulting from such

Business Combination Transaction were members of the Board of Directors of such Party at the time of the execution of the initial agreement, or of the action of the Board of Directors of such Party, providing for such Business Combination Transaction; or

(c)    a Party or any of its Affiliates sells or transfers to any Specified Person(s) (other than the other Party or its Affiliates) in one or more related transactions properties or assets representing all or substantially all of such Party’s business or assets at the time of such sale or transfer.

1.15    “Claim” has the meaning set forth in Section 15.3 (Indemnification Procedures).

1.16    “Clinical Trial” means any human clinical trial for a Product, including a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial and Phase 4 Clinical Trial.

1.17    “CMC Data” means any data included in the “Chemistry, Manufacturing and Controls” portion of a Regulatory Filing or in any supporting development reports thereto, in each case, with respect to any Product in any country in the world.

1.18    “[***]” has the meaning set forth in Section [***].

1.19    “Commercialize” or “Commercialization” means the marketing (including obtaining and maintaining of the relevant marketing authorization), promotion, sale (and offer for sale or contract to sell), distribution, importation or other commercial exploitation (including pricing and reimbursement activities) of a Product in the Territory. Commercialization shall include commercial activities conducted in preparation for Product launch.

1.20    “Commercialization Wind-Down Period” has the meaning set forth in Section 13.6(e) (Wind-Down).

1.21    “Commercially Reasonable Efforts” shall mean the efforts, time, costs and resources invested that are comparable with the efforts, time, costs and resources a similarly situated pharmaceutical company would normally invest into a proprietary development candidate or pharmaceutical product of comparable nature, value and development stage.

1.22    “Competitor” means any Person that is [***], including but not limited to [***].

1.23    “Compound” means: (i) the small molecule antagonist for C-C chemokine receptor type 4 (CCR4) named FLX475 that was discovered by RAPT and selectively inhibits migration of regulatory T cells, the structure of which is set forth in Exhibit A; [***].

1.24    “Confidential Information” shall mean all Information of a confidential or proprietary nature, which is obtained directly or indirectly by the Receiving Party or its Affiliates, from the Disclosing Party or its Affiliates at any time before, on, or after the Effective Date, without regard to the form or manner in which such Information is disclosed or obtained (including Information disclosed orally or in documentary or electronic form or by way of sample, or obtained by observation). The existence and terms of this Agreement are Confidential Information of both Parties.

1.25    “Control” or “Controlled” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns such material, Information, or intellectual property right, or (b) has a license or right to use or to disclose such material, Information, or intellectual property right, in each case (a) or (b), with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable), in each case to such material, Information, or intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would be required hereunder to grant the other Party such access, right to use or (sub)license.

1.26     “Cover”, “Covered” or “Covering” means, with respect to any Valid Claim and a product, that the making (including methods of making such product), using (including methods of using such product to treat a disease), offering to sell, selling, importing or exporting of such product would infringe such Valid Claim in the country in which such activity occurs without a license to or ownership of such Valid Claim.

1.27    “CRO Due Diligence Package” has the meaning set forth in Section 6.4 (Third Party Manufacturing).

1.28    “Develop” or “Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval of a Product and to supporting appropriate usage for such Product, for one or more indications in the Field. This includes: (i) non-clinical research and testing, toxicology, and Clinical Trials; and (ii) preparation, submission, review, and development of data or information and Regulatory Materials for the purpose of submission to a Governmental Authority to obtain, maintain and/or expand Regulatory Approval of a Product (including contacts with Governmental Authorities), and outside counsel regulatory legal services related thereto; provided, however, that Development shall exclude Commercialization. For clarity, Development shall include [***].

1.29    “Development Plan” has the meaning set forth in Section 4.1(a) (Development Responsibilities).

1.30    “Disclosing Party” has the meaning set forth in Section 12.1 (Confidentiality).

1.31    “Dispute” has the meaning set forth in Section 16.1 (Disputes; Resolution by Executive Officers).

1.32     “Dollar” or “$” means the lawful currency of the United States.

1.33    “Effective Date” means the date specified in the initial paragraph of this Agreement.

1.34    “[***]” has the meaning set forth in Section [***].

1.35    “Executive Officer” means, in the case of Hanmi, Hanmi’s Chief Executive Officer, and in the case of RAPT, RAPT’s Chief Executive Officer.

1.36    “Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual not affiliated with either Party or its Affiliates who, with respect to a dispute concerning a financial, commercial, scientific or regulatory matter possesses appropriate expertise to resolve such dispute. The Expert (or any of the Expert’s former employers) shall not be or have been at any time an Affiliate, employee, consultant [***], officer or director of either Party or any of its Affiliates.

1.37    “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.38    “Field” means all kinds of cancers in human beings.

1.39    “First Commercial Sale” means, with respect to a Product and country, the first sale to a Third Party of such Product in such country after Regulatory Approval has been obtained in such country.

1.40    “GAAP” means, with respect to Hanmi, the International Financial Reporting Standards promulgated by the IFRS® Foundation as adopted in the Republic of Korea (“K-IFRS”) and, with respect to RAPT, the generally accepted accounting principles as practiced in the United States.

1.41    “Generic Product” means, with respect to a particular Product in a country, a pharmaceutical product that (a) contains the same or substantially the same active ingredient(s) as such Product, (b) is approved for use in such country by the applicable Governmental Authority pursuant to a process governing Regulatory Approval of a generic or interchangeable version of such Product based upon pre-clinical and clinical data generated by either or both of the Parties or their Affiliates, Sublicensees (in the case of Hanmi) or licensees (in the case of RAPT), and (c) is sold in the same country as such Product by any Third Party that is not a Sublicensee of Hanmi or its Affiliates and did not purchase such product in a chain of distribution that included any of Hanmi or any of its Affiliates or its Sublicensees.

1.42    “Generic Product Tracking Report” has the meaning set forth in Section 8.4(f) (Generic Competition).

1.43    “GLP Institution” has the meaning set forth in Section 3.6 (Subcontracting).

1.44    “Good Clinical Practices” or “GCP” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies, including, as applicable: (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products; (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto; (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application); and (d) the good clinical practice standards promulgated or endorsed by the NMPA or the MFDS, including as set forth in the Korean Regulation on the Safety of Pharmaceuticals, the Chinese Quality Management Standard for Drug Clinical Trials, and comparable regulatory standards, practices and procedures in the Territory; in each case as they may be updated from time to time and applying the more strict of any of the foregoing standards, practices or procedures for this definition).

1.45    “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 or as promulgated or endorsed by the NMPA or the MFDS (applying the more strict of any of the foregoing standards, practices or procedures for this definition) for nonclinical laboratory studies that support or are intended to support applications to conduct research on human subjects or to obtain regulatory approval, including as set forth in the Korean Standards on the Management of Non-Clinical Trials, the Chinese Good Laboratory Practices for Non-clinical Laboratory Studies of Drugs and comparable regulatory standards, practices and procedures in the Territory, as they may be updated from time to time.

1.46    “Good Manufacturing Practices” or “GMP” means the applicable then-current good manufacturing practice standards relating for fine chemicals, intermediates, bulk products, or finished pharmaceutical, biological, or diagnostic products, as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, as applicable: (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211; (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products;” and (c) all Applicable Law promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable compound or pharmaceutical, biological, or diagnostic product, as applicable.

1.47    “Governmental Authority” means any multi-national, national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

1.48    “Government Official” has the meaning set forth in Section 14.3(c).

1.49    “Hanmi Claims” has the meaning set forth in Section 15.1 (Indemnification by RAPT for Third Party Claims).

1.50    “Hanmi Indemnitees” has the meaning set forth in Section 15.1 (Indemnification by RAPT for Third Party Claims).

1.51    “Hanmi-Owned Inventions” has the meaning set forth in Section 9.1(a) (Ownership of Information and Inventions).

1.52     “Hanmi Patent” has the meaning set forth in Section 9.1(a) (Ownership of Information and Inventions).

1.53    “Hanmi Representatives” has the meaning set forth in Section 14.3(a).

1.54    “IND” means (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the applicable Governmental Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.55    “Indemnified Party” has the meaning set forth in Section 15.3 (Indemnification Procedures).

1.56    “Indemnifying Party” has the meaning set forth in Section 15.3 (Indemnification Procedures).

1.57    “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.58    “Infringement” has the meaning set forth in Section 9.5(a) (Notification).

1.59    “Initial Development Plan” has the meaning set forth in Section 4.1(a) (Development Responsibilities).

1.60    “Insolvency Event” has the meaning set forth in Section 13.4 (Termination for Insolvency).

1.61    “Invention(s)” has the meaning set forth in Section 9.1(a) (Ownership of Information and Inventions).

1.62    “Inventor Compensation” has the meaning set forth in Section 8.13 (Inventor Compensation).

1.63    “Joint Invention” has the meaning set forth in Section 9.1(a) (Ownership of Information and Inventions).

1.64    “Joint Patent” has the meaning set forth in Section 9.1(a) (Ownership of Information and Inventions).

1.65    “Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 2.1(a).

1.66    “Knowledge” means, with respect to RAPT, the [***].

1.67    “Liens” means any lien, pledge, encumbrance, mortgage, security interest, purchase option, call or similar right, conditional and installment sale agreements, charges or claims of any kind (excluding any license or other rights granted to Third Parties under any of the RAPT Technology that do not conflict with or otherwise limit the rights granted to Hanmi under this Agreement).

1.68    “Local Clinical Trials” has the meaning set forth in Section 4.1(a) (Development Responsibilities).

1.69    “Local Development Data” has the meaning set forth in Section 4.3 (Information Transfer to RAPT).

1.70    “Local Phase 2 Clinical Trial” has the meaning set forth in Section 4.1(a) (Development Responsibilities).

1.71    “MAA” or “Marketing Authorization Application” means an application for Regulatory Approval for a Product in a country or region of the Territory.

1.72    “Manufacturing Technology Documentation” has the meaning set forth in Section 6.3 (Transfer of Manufacturing Technology).

1.73    “MFDS” means the Ministry of Food and Drug Safety of the Republic of Korea.

1.74    “NDA” means a New Drug Application, for which Regulatory Approval by the Governmental Authority is required to market a Product in the Territory.

1.75    “NDA Approval” shall be achieved upon receiving Regulatory Approval of an NDA by the Governmental Authority for the applicable Product in the Territory.

1.76    “NDA Filing” means the acceptance by the Governmental Authority of the filing of a NDA for the applicable Product in the Territory.

1.77    “Necessary Third Party Technology” has the meaning set forth in Section 9.7(a).

1.78    “Net Sales” shall mean the gross amounts invoiced on sales of a Product by Hanmi or any of its Affiliates or Sublicensees, or any other Related Party, to a Third Party purchaser, less the following customary and commercially reasonable deductions, determined in accordance with GAAP and actually taken, paid, or accrued:

[***]

[***]

Product shall be considered “sold” when invoiced. Such amounts shall be determined from the books and records of the Related Party.

It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Related Party consistent with its customary practices and in accordance with GAAP.

Sale or transfer of Products between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Related Party. To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of a Product to a non-Related Party, Net Sales shall include the fair market value of such additional consideration for such sale or disposition of Products. For clarity, [***].

1.79    “NMPA” means the National Medical Products Administration of the People’s Republic of China.

1.80    “OFAC” has the meaning set forth in Section 14.3(e).

1.81    “Patent” means (a) all patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, [***]

1.82    “Patent Challenge” has the meaning set forth in Section 9.8(a).

1.83    “Patent Firm” has the meaning set forth in Section 9.2(a).

1.84    “Patent Prosecution Costs” means the direct out-of-pocket costs (including the reasonable fees and expenses incurred to outside counsel and other Third Parties, including filing, prosecution and maintenance fees incurred to Governmental Authorities) recorded as an expense by a Party or any of its Affiliates (in accordance with GAAP and its customary accounting practices) after the Effective Date and during the Term and pursuant to this Agreement, in connection with the preparation, filing, prosecution, maintenance and extension of Patents, including costs of Patent interference, appeal, opposition, reissue, reexamination, revocation, petitions or other administrative proceedings with respect to Patents and filing and registration fees.

1.85    “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, Governmental Authority, association or other entity.

1.86    “Pharmacovigilance Agreement” has the meaning set forth in Section 4.7 (Pharmacovigilance).

1.87    “Phase 1 Clinical Trial” means a Clinical Trial of a Product on sufficient numbers of normal volunteers and/or patients that is designed to establish that such Product is safe for its intended use and to support its continued testing in Phase 2 Clinical Trials.

1.88    “Phase 2 Clinical Trial” means a Clinical Trial of a Product that utilizes the pharmacokinetic and pharmacodynamic information obtained from one or more previously conducted Phase 1 Clinical Trial(s) that is designed to provide a preliminary determination of safety and efficacy of such Product in the target patient population over a range of doses and dose regimens.

1.89    “Phase 3 Clinical Trial” means a Clinical Trial of a Product on sufficient numbers of patients that is designed to establish that such Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, and to support Regulatory Approval of such Product or label expansion of such Product.

1.90    “Phase 4 Clinical Trial” means a Clinical Trial of a Product that (a) is not required for receipt of Regulatory Approval for a country but which may be useful in providing additional drug profile data in support of such Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval), or (b) is required, requested or advised by a Governmental Authority as a condition of, or in connection with, obtaining or maintaining Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval). Phase 4 Clinical Trials may include trials or studies conducted in support of pricing/reimbursement approval, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored Clinical Trials and health economics studies.

1.91    “Pricing Approval” means, with respect to the Product in any country or jurisdiction in the Territory, all pricing and reimbursement approvals or decisions granted or decided for the Product from Governmental Authorities or from any other private or public body entitled to decide if the Product can be totally or partially reimbursed by the corresponding national health system or private health systems and, if applicable, the ex-factory price at which the Product will be reimbursed in a certain country of the Territory.

1.92    “Product” means any pharmaceutical preparation or formulation, excluding any Terminated Product, containing, in whole or in part, the Compound, in all forms, presentations, formulations, methods of administration and dosage forms, for use as monotherapy and combination therapy in the Field, including without limitation oral administration forms.

1.93    “Product Mark” has the meaning set forth in Section 10.1 (Product Trademarks).

1.94    “Product Specific Territory Infringement Action” has the meaning set forth in Section 9.5(b) (Notification).

1.95    “Prosecute” or “Prosecution” has the meaning set forth in Section 9.2(a) (Prosecution of RAPT Patents).

1.96    “Prosecuting Party” has the meaning set forth in Section 9.2(a) (Prosecution of RAPT Patents).

1.97    “Publication” has the meaning set forth in Section 12.4 (Publication).

1.98    “RAPT Claims” has the meaning set forth in Section 15.2 (Indemnification by Hanmi. for Third Party Claims).

1.99    “RAPT Improvement” has the meaning set forth in Section 6.5 (Improvements in the Manufacture of Compound).

1.100    “RAPT Indemnitees” has the meaning set forth in Section 15.2 (Indemnification by Hanmi. for Third Party Claims).

1.101    “RAPT Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by RAPT and/or any of its Affiliate(s) that encompass or relate to Compound and/or Products or that is necessary or reasonably useful for the discovery, Development, manufacture, use and/or Commercialization of Compound and/or Products to the extent permitted under this Agreement. RAPT Know-How includes all chemical, structural, manufacturing process, biological, pharmacological, toxicological, clinical, assay and other methods of screening, structure activity relationship information or other information that relates to Compound or Products (including its composition, formulation, or method of use, manufacture, preparation or administration). RAPT Know-How shall exclude rights under any RAPT Patent Rights and RAPT’s interest in any Joint Patents. Subject to and to the extent as provided in Section 17.8 (Assignment), the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to a Change of Control Transaction.

1.102    “RAPT-Owned Inventions” has the meaning set forth in Section 9.1 (Ownership of Information and Inventions).

1.103    “RAPT Manufacturing Technology” means all RAPT Know-How that are necessary or reasonably useful for Hanmi (or its Third Party manufacturer) to manufacture Compound, including (to the extent applicable and in the possession and Control of RAPT and/or its Affiliate(s)) Information with respect to the production, manufacture, inspection, receiving, holding and shipping of Compound (or any raw materials with respect thereto, or any intermediate of any of the foregoing), including process and cost optimization, process qualification and validation, commercial manufacture, stability, in-process and release testing, quality assurance and quality control.

1.104    “RAPT Materials” means the Compound, the Tool Compound and all other tangible materials (which shall include, among others, reagents) provided by RAPT to Hanmi under this Agreement and any progeny, derivatives or copies thereof.

1.105    “RAPT Patent Rights” (may also be referred to as “RAPT Patents”) means any and all Patents (including all claims and the entire scope of claims therein) in the Territory that are Controlled as of the Effective Date or thereafter during the Term by RAPT and/or any of its Affiliate(s) and that claim the substance, composition, use or method of manufacture of the Compound and/or Product (including, in each case, its composition, formulation, combination, product by process, or method of use, manufacture, preparation or administration), or that would be necessary or reasonably useful for the Development, manufacture, use and/or Commercialization of Compound and/or Products in the Field as permitted under this Agreement. Subject to and to the extent as provided in Section 17.8 (Assignment), the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s or such Third Party’s Affiliate’s acquisition of RAPT in a Change of Control Transaction. As of the Effective Date, the RAPT Patent Rights in the Territory include the Patents listed in Exhibit B.

1.106    “RAPT Technology” means the RAPT Patent Rights, RAPT Know-How and RAPT Materials.

1.107    “Receiving Party” has the meaning set forth in Section 12.1 (Confidentiality).

1.108    “Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Governmental Authority necessary in order to commercially distribute, sell, manufacture, import, export or market a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction[***].

1.109    “Regulatory Authority” means any Governmental Authority, including any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, MFDS and NMPA, in each case involved in the granting of Regulatory Approval or Pricing Approval for the Product.

1.110    “Regulatory Data” means any and all research data, pharmacology data, CMC Data, Safety Data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with Regulatory Filings and Regulatory Approvals for the Product (including any applicable drug master files or similar documentation).

1.111    “Regulatory Filings” means, with respect to the Product, any submission to a Regulatory Authority of any appropriate regulatory application specific to Products, including all INDs and amendments thereto, drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents. “Regulatory Filings” includes any Marketing Approval Application and application for Pricing Approval.

1.112    “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Governmental Authority that are necessary or reasonably desirable in order to Develop, manufacture or Commercialize a Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs and NDAs.

1.113    “Related Party” shall mean Hanmi and its Affiliates and their respective Sublicensees (and such Sublicensees’ Affiliates) of one or more Products. For clarity, Related Party shall not include any distributors (other than Sublicensees), wholesalers or the like unless such entity is an Affiliate of Hanmi.

1.114    “Research Plan” has the meaning set forth in Section 3.1(a) (Research Program Costs).

1.115    “Research Program” has the meaning set forth in Section 3.1(a).

1.116    “Right of Reference” means the “right of reference or use” defined in 21 CFR 314.3(b), or its equivalents outside the United States, and includes the right to allow the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Filings (and any data contained or referenced therein) filed with such Regulatory Authority.

1.117    “Royalty Term” has the meaning set forth in Section 8.4(c) (Generic Competition).

1.118    “Safety Reason” means that, based upon an objective analysis of the existing information at any time, the medical risk/benefit of a Compound or Product is sufficiently unfavorable as to be incompatible with the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize it, which Safety Reason (including a summary of the data supporting such reason) shall be disclosed to the other Party.

1.119    “Safety Data” means any adverse event (as such term is used in the meaning set forth in Title 21 of the United States Code of Federal Regulations § 312.32 or its equivalents in the Territory) information from human trials and all results from non-clinical safety studies, including toxicology and safety pharmacology data, with respect to a Product required by one or more Regulatory Authorities to be collected or to be reported to such Regulatory Authorities under Applicable Laws, but excluding any information related to the efficacy of the Product.

1.120    “SDN List” has the meaning set forth in Section 14.3(e).

1.121    “Sublicensee” means any Third Party granted a sublicense by Hanmi under Section 0 (Sublicensing by Hanmi) hereof to the rights licensed to Hanmi hereunder or to which Hanmi otherwise grants the right to promote and sell a Product in the Territory, but excluding wholesalers (or similar distributor) that do not take title to Product based on a wholesaler (or similar distributor) arrangement for the sale of Product (even if such wholesaler (or similar distributor) is granted a right or license to sell a Product).

1.122    “Supply Price” has the meaning set forth in Exhibit F.

1.123    “Term” has the meaning set forth in Section 13.1 (Term).

1.124    “Terminated Country” has the meaning set forth in Section 13.6(a) (Licenses).

1.125    “Terminated Product” has the meaning set forth in Section 13.6(a) (Licenses).

1.126    “Termination Notice” has the meaning set forth in Section 13.3(a).

1.127    “Territory” means the Republic of Korea (South Korea), the Republic of China (Taiwan), and the People’s Republic of China, including the special administrative regions of Macau and Hong Kong, but in each case excluding any Terminated Country.

1.128    “Territory Infringement Action” has the meaning set forth in Section 9.5(b) (Infringement of RAPT Patents).

1.129    “Third Party” means any Person other than RAPT or Hanmi or an Affiliate of either of RAPT or Hanmi.

1.130    “Third Party Technology” has the meaning set forth in Section 9.7(a).

1.131    “Title 11” has the meaning set forth in Section 17.3(a).

1.132    “Tool Compound” means a compound selected and used by RAPT, including to generate non-clinical efficacy data, that is an analogue to the Compound.

1.133    “Trade Control Laws” means all applicable U.S. and non-U.S. laws and regulations related to (a) export and import controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of Treasury, and the U.S. Department of State, customs laws, anti-boycott laws, and (b) trade and economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”).

1.134    “U.S.” means the United States of America and its territories, districts and possessions.

1.135    “U.S. Economic Sanctions” has the meaning set forth in Section 14.3(e).

1.136    “Useful Third Party Technology” has the meaning set forth in Section 9.7(a).

1.137    “Valid Claim” means a claim of [***].

2. GOVERNANCE

2.1    Joint Steering Committee.

(a)    Establishment of JSC. Within [***] after the Effective Date, the Parties will establish a Joint Steering Committee with the roles set forth in Section 2.1(c) (Role of JSC) (the “Joint Steering Committee” or “JSC”). Each Party will initially appoint [***] representatives to the JSC who shall be the members of the JSC. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives appointed by each of RAPT and Hanmi. The JSC membership and procedures are further described in this Section 2.1 (Joint Steering Committee). Each Party may at any time replace the JSC representatives appointed by such Party by written notice to the other Party.

(b)    Membership of JSC. Each of RAPT and Hanmi will designate representatives with appropriate expertise to serve as members of the JSC. Each of RAPT and Hanmi will select from their representatives a co-chairperson for the JSC, and each Party may change its designated co-chairperson from time to time upon written notice to the other Party. The co-chairpersons of the JSC, with assistance and guidance from the Alliance Managers, will be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting, provided that the co-chairpersons will call a meeting of the JSC promptly upon the reasonable written request of either co-chairperson to convene such a meeting.

(c)    Role of JSC. The JSC shall be responsible for (i) the overall management of the Research Program and Development Plan, (ii) approval of each Research Plan and changes and updates to any Research Plan, (iii) the monitoring, reviewing and recording of the progress of the Research Program, [***], (vii) review and discuss the status of transfer of the RAPT Manufacturing Technology for the Product and the manufacture of the Product in the Territory, (viii) review all proposed and active [***], and (ix) review each Product prior to launch and during Commercialization in the Territory, [***]. As needed, the JSC shall establish subcommittees and working groups, such as a joint development committee, that will report to the JSC to further the objectives of the Development of the Product in the Field in the Territory.

(d)    Decisions. Decisions of the JSC shall be by consensus, provided that if the JSC is unable to reach consensus with respect to any such decision, [***]; provided further that [***]. If there is a disagreement as to whether an action will, or is reasonably expected to have, a material adverse impact on Research or Development outside the Territory, then such disagreement shall be resolved in accordance with Section 16.

(e)    JSC Meetings. The JSC will hold meetings at such times and places as the co-chairpersons may determine. The JSC may meet [***] during the Term, unless the Parties agreed otherwise. The meetings of the JSC need not be in person and may be by telephone or any other method determined by the JSC. Each Party will bear its own costs associated with attending such meetings. The Parties shall share meeting materials with the other Party promptly after each JSC meeting (but no less than [***] after such JSC meeting), regarding any progress, status, outcome, results, discoveries and developments relating to or generated from the Research Program and records of the Research Program, prepared in accordance with Section 3.4 (Disclosure of Results of Research Program).

(f)    Discontinuation of JSC. The JSC shall continue to exist until the Parties mutually agree to disband the JSC. Thereafter the JSC shall have no further roles or responsibilities under this Agreement, and the JSC shall be replaced by designees of each Party (who may be the Alliance Manager) that shall serve as a forum for the Parties for the purposes of the exchange of information and to update RAPT on the progress of the Development and Commercialization of Products. Any subcommittees and working groups established by the JSC in connection with the Research Program will dissolve on the date the JSC no longer exists.

2.2    Limitations on Authority of the JSC. The JSC will have solely the roles and responsibilities assigned to it in this Article 2 (Governance). The JSC will have no authority to amend, modify or waive compliance with this Agreement. The JSC shall not have the authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement.

2.3    Alliance Managers. Each of the Parties will appoint one representative who possesses a general understanding of Development issues to act as its alliance manager (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a primary point of contact between the Parties to assure a successful relationship between the Parties. The Alliance Managers will attend all meetings of the JSC and support the co-chairpersons of the JSC in the discharge of their responsibilities. An Alliance Manager may bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager. Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JSC. Each Alliance Manager also will:

(a)    be the point of first referral in all matters of conflict resolution;

(b)    provide a single point of communication both internally within the Parties’ respective organizations and between the Parties, including during such time as the JSC is no longer constituted;

(c)    plan and coordinate any cooperative efforts under this Agreement, if any, and internal and external communications; and

(d)    take responsibility for ensuring that JSC activities, such as the conduct of required JSC meetings, occur as set forth in this Agreement and those relevant action items, if any, resulting from such meetings are appropriately carried out or otherwise addressed.

3. RESEARCH PROGRAM

3.1    Research Program.

(a)    Hanmi may conduct non-clinical studies with the Tool Compound for in the Field in the Territory (the “Research Program”) in accordance with a research plan (the “Research Plan”) prepared by Hanmi in the form provided in Exhibit C and submitted to the JSC; provided that in the event that a Regulatory Authority in the Territory determines that it is necessary for Hanmi to conduct such Research Plan with the Compound instead of the Tool Compound (“Required Compound Study”), then Hanmi shall first use Commercially Reasonable Efforts to obtain a determination from such Regulatory Authority that such use of the Compound is not required, and that use of the Tool Compound is sufficient. The Parties shall also discuss the nature of such required use of the Compound by such Regulatory Authority, including whether there are other or additional experiments that can be done to mitigate any risks identified by such Regulatory Authority, and if so, shall present such experiments to the Regulatory Authority. If the Regulatory Authority accepts the use of the Tool Compound, then Hanmi shall use the Tool Compound in such Research Plan. If, following such effort by Hanmi and such discussions, the Regulatory Authority does not accept the use of the Tool Compound and if RAPT notifies Hanmi in writing that RAPT believes that the required use of the Compound (rather than the Tool Compound) creates a material risk to the Development and/or Commercialization of the Compound outside the Territory, then upon the written request of Hanmi within [***] of such notice from RAPT, the Parties shall meet and discuss in good faith, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party within [***] after receipt by RAPT of such written request from Hanmi. If within [***] following such discussion of the Executive Officers RAPT has not consented, in its sole discretion, to Hanmi’s use of the Compound in such Required Compound Study, then: (i) Hanmi shall not have the right to use the Compound in such Required Compound Study; (ii) Hanmi shall have the right to terminate this Agreement upon delivery of written notice within [***] of receipt of written notice from RAPT of such determination with respect to the country in which such Regulatory Authority required such Required Compound Study; and (iii) (A) if the country terminated by Hanmi under (ii) above is [***] and (B) if the country terminated by Hanmi under (ii) above [***]. For clarity, each country that is terminated pursuant to the foregoing shall automatically become a Terminated Country.

(b)    The JSC shall oversee the conduct of the Research Program. Any changes affecting any Research Plan shall require the approval of the JSC in accordance with Section 2.1(d).

(c)    Hanmi shall conduct the Research Program in a good scientific manner, and in compliance with all applicable Good Laboratory Practices, Good Clinical Practices and Applicable Law, to attempt to achieve efficiently and expeditiously the objectives of the Research Program. Hanmi shall use reasonable efforts to ensure that its Affiliates and Third Party contractors (as applicable) perform any activities under the Research Program in good scientific manner and in compliance in all material respects with the requirements of Applicable Law. Hanmi will be and remain liable for the conduct of such Affiliates and Third Party contractors (as applicable) as if such conduct was that of such Party.

(d)    Hanmi will maintain laboratories, offices and all other facilities [***]

necessary to carry out its responsibilities under the Research Program pursuant to the Research Plan. Hanmi agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the performance of the Research Program. Hanmi and RAPT will cooperate with each other in carrying out the Research Program in a timely and good scientific manner in accordance with the terms and conditions of this Agreement.

3.2    Research Program Costs. Except as may be otherwise specifically agreed to in writing by RAPT and Hanmi, [***] related to the conduct of each Research Plan.

3.3    Research Program Records. Hanmi will maintain complete and accurate records of all work conducted in the performance of the Research Program and all results, data, inventions and developments made in the performance of the Research Program. Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Hanmi shall maintain appropriate records sufficient to document the work performed by each of the individuals working in support of the Research Program. Hanmi shall [***]; provided that RAPT shall [***]. In order to protect the Parties’ Patent rights under Applicable Law, including U.S. law, in any inventions conceived or reduced to practice as a result of the Research Program, Hanmi shall require individuals performing any portion of any Research Plan to record all inventions generated by them in standard laboratory notebooks (paper or electronic) or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

3.4    Disclosure of Results of Research Program. The results of all work performed as part of the Research Program shall be promptly disclosed to RAPT in a reasonable manner as such results are obtained. Hanmi will [***]. In addition, upon reasonable request by RAPT, Hanmi will [***]. The results, reports, analyses and other information regarding the Research Program disclosed by a Party to the other Party pursuant hereto may be used only in accordance with the rights granted and other terms and conditions under this Agreement. Any reports required under this Section 3.4 (Disclosure of Results of Research Program) may take the form of and be recorded in minutes of the JSC that will contain copies of any slides relating to the results and presented to the JSC.

In addition, at Hanmi’s request RAPT will transfer (within [***] of such request) to Hanmi all data (including raw data), results, and Information related to testing and studies of the Tool Compounds and/or Compounds, as applicable (including analytical test results and non-clinical pharmacology and safety data), in the Control of RAPT to the extent such data, results and/or information are necessary or reasonably useful for the conduct of the Research Program and/or the continued Development and Commercialization of Products.

3.5    Materials Transfer. In order to facilitate the Research Program and subject to Section 3.1, RAPT shall provide [***] to Hanmi [***] samples in total under this Agreement of one or more Tool Compounds and/or Compounds, as applicable, and applicable RAPT Know-How for use by Hanmi in furtherance of the Research Program, provided that if Hanmi requires [***] of Tool Compounds and/or Compounds, as applicable, then the Parties shall discuss in good faith, provided, further, that [***]. Each Research Plan shall specify the quantity of Tool Compound and/or Compound, if applicable, required and how the cost thereof will be allocated. All Tool Compounds and Compounds (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) shall be used by Hanmi in accordance with the terms and conditions of this Agreement solely for purposes of performing the applicable Research Plan in accordance with this Agreement and for no other purpose. Without limiting the foregoing, and notwithstanding anything in this Agreement or any Research Plan to the contrary, Hanmi shall not under any circumstances administer any Tool Compounds or Compounds (which were provided for the purpose of conducting the Research Program) to any human, and shall expressly prohibit in writing any Affiliate, Sublicensee or contractor that receives any Tool Compound or Compound from doing so. Hanmi shall not transfer any Tool Compounds and/or Compounds, as applicable (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) to any Third Party unless expressly permitted by this Agreement (including the Research Plan) or upon the written consent of RAPT. Ownership of all Information generated by or on behalf of Hanmi and its Affiliates and Third Party subcontractors using the Tool Compound or Compound in the course of the Research Program (“Research Results”), and RAPT’s right to use and disclosure such Research Results, shall be governed by Section 4.3 (Information Transfer to RAPT). Hanmi shall use all Tool Compound and Compound, as applicable, with prudence and appropriate caution in any experimental work, since all of its characteristics may not be known.

3.6    Subcontracting. Except as expressly provided in the Research Plan or the Development Plan or as may be specifically permitted in writing by RAPT, Hanmi shall not (sub)contract any of the work for which it is responsible in the performance of the Research Program other than an institution certified by the Regulatory Authority as a GLP testing institution (“GLP Institution”). In the case of any permitted (sub)contracting of Research Program activities by Hanmi to a Third Party, such Third Party must have entered into a written agreement with Hanmi provided that the term of such Third Party’s obligations regarding the use and disclosure of Confidential Information and Know-How shall be as long as can be reasonably negotiated with such Third Party, but in any event no less than [***] after the date of disclosure to the Third Party. Hanmi is responsible for compliance by such Third Party with the applicable terms and conditions of this Agreement in the same way and to the same extent as such Party.

4. DEVELOPMENT AND REGULATORY MATTERS IN THE TERRITORY

4.1    Development.

(a)    Development Responsibilities. RAPT will, unless precluded by Applicable Law or the existence of a Safety Reason, continue its current oncology development plan in the Field within the Territory and outside the Territory, provided that nothing in this Agreement shall require RAPT to sponsor or conduct any Clinical Trial other than such Phase 2 Clinical Trial. Hanmi will sponsor and conduct additional Phase 2 Clinical Trials in the Field in the Territory in accordance with a Development Plan (as defined below) (the “Local Phase 2 Clinical Trial”), for which Hanmi shall submit an IND to the applicable Regulatory Authority as soon as practicable after the establishment of the JSC [***], and such other Clinical Trials in the Field as may be described in the Development Plan and conducted by Hanmi or any of its Affiliates or Sublicensees (the Local Phase 2 Clinical Trial, together with such other Clinical Trials, the “Local Clinical Trials”). Notwithstanding the foregoing, RAPT shall provide prior written notice to Hanmi [***]. Such prior notice shall be submitted [***] to the applicable Regulatory Authority. If [***] unless consensus of each member of the JSC is obtained. If there is a disagreement as to [***], then such disagreement shall be resolved in accordance with Section 16. In the event that RAPT sponsors any global Phase 3 Clinical Trial regarding the Compound in the Field, RAPT shall provide Hanmi with written notice of RAPT’s intention to undertake such global Phase 3 Clinical Trial, and Hanmi shall have the right to participate in such Phase 3 Clinical Trial in the Field within the Territory by delivery of written notice to RAPT prior to the expiration of [***] after receipt of such written notice from RAPT. Hanmi shall require each Affiliate and Sublicensee that conducts any manufacture, Development or Commercialization of the Product under this Agreement to convey to Hanmi sufficient rights to Regulatory Data, Regulatory Filings, Regulatory Approvals and MAAs to enable Hanmi to comply with Section 4.3 (Information Transfer to RAPT) and Section 4.4(b) (RAPT’s Right of Reference). Hanmi shall have the sole right (subject to Section 2.1(d) (Decisions)) and responsibility for conducting the Development Plan in the Field in the Territory during the Term [***]. Hanmi, by itself or through its Affiliates and Sublicensees, shall use Commercially Reasonable Efforts to Develop at least one Product in the Field in at least the Republic of Korea and the People’s Republic of China (i.e., mainland China) in accordance with a Development Plan for the purpose of obtaining a Regulatory Approval in such countries of the Territory. For clarity, it is understood and acknowledged that Commercially Reasonable Efforts in the Development of Products may include sequential implementation of Clinical Trials and/or reasonable intervals between Clinical Trials for data interpretation and clinical program planning [***]. Hanmi shall so Develop each Product in accordance with a plan for obtaining the Regulatory Approval(s) and achieving the Development and Commercialization of the Product to be developed by Hanmi (a “Development Plan”). The initial Development Plan is attached as Exhibit D (the “Initial Development Plan”). Within [***] after the Effective Date, Hanmi shall present to the JSC for its review and approval, in accordance with Section 2.1(d) (Decisions), a proposed Development Plan that is consistent with the Initial Development Plan, including a summary of the Development Plan (using the form set forth in Exhibit E) for the Republic of Korea and the People’s Republic of China and each other country or region of Hanmi’s choice in the Territory. If Hanmi at any time wishes to make any [***] to the Development Plan including [***], it shall provide the JSC with [***] for the JSC’s review, [***]. For the avoidance of doubt, decision-making authority over such Development Plans and modifications thereof shall be governed by Section 2.1(d) (Decisions).

(b)    Development Records. Hanmi shall prepare and maintain and shall cause its Affiliates and Sublicensees to prepare and maintain, in compliance with all Applicable Laws, complete and accurate records regarding the Development of Compound and Products in the Field in the Territory.

(c)    Development Reports. Within [***] after the end of each Calendar Quarter, Hanmi and RAPT shall provide to the JSC a written summary report, which shall comprise [***], regarding the [***]. Such reports shall be Confidential Information pursuant to Article 12 (Confidentiality). Each Party will respond to the other Party’s reasonable requests for additional information regarding significant Development activities. If any Party becomes aware of any actual or anticipated material deviation from the Development Plan, then such Party shall promptly (but no later than within [***]) notify the other Party in writing of such deviation, including with such notice a detailed explanation of the reasons for such deviation and plans to mitigate any resulting delays.

4.2    Information Transfer to Hanmi. Subject to the licenses and other rights and obligations under this Agreement (including the rights granted to Hanmi under Article 7 (Grant of Rights and Licenses), and RAPT’s obligation to transfer RAPT Manufacturing Technology and Manufacturing Technology Documentation under Article 6), at any time after the Effective Date and during the Term of the Agreement, upon request by Hanmi, RAPT shall deliver, and cause its Affiliates and/or Subcontractors to deliver, to Hanmi RAPT Know-How and any other reasonably necessary Information and/or Regulatory Data in RAPT’s Control for purposes of supporting the conduct of the Development Plan and Commercialization of Compounds and Products by Hanmi. In addition, RAPT shall promptly disclose to Hanmi any new RAPT Improvement regarding FLX475, and Hanmi shall promptly disclose to RAPT any new Inventions that are improvements to the Compound. RAPT shall provide reasonable consultation and assistance for the purpose of transferring to Hanmi RAPT Know-How and any other necessary Information and/or Regulatory Data, to the extent reasonably necessary or useful for Hanmi to Develop and Commercialize Compound or Product in the Field.

4.3    Information Transfer to RAPT. [***] after the Effective Date and during the Term of this Agreement, upon reasonable request by RAPT, Hanmi shall disclose, and require its Affiliates and Sublicensees to disclose, to RAPT all Information and/or Regulatory Data generated by or on behalf of Hanmi or its Affiliates or Sublicensees in the course of their manufacture, Development or Commercialization of the Compound and Product, including the raw data generated by each Local Clinical Trial (“Local Development Data”). As between the Parties, Hanmi shall solely own such Local Development Data; provided, however, that Hanmi hereby grants RAPT the perpetual, irrevocable right for RAPT, its Affiliates and their licensees or Sublicensees the right to use and disclose such Local Development Data for any purpose outside the Territory during the Term and outside and within the Territory after the Term, including (in each case) in Regulatory Materials submitted to Governmental Authorities in connection with the Product, in applications for Patents (subject to Section 12.2(a)) and in disclosures required by Applicable Law or the rules of any stock exchange on which shares in RAPT or its Affiliates trade; provided, however, that RAPT shall not, without Hanmi’s consent (which shall not be unreasonably withheld, conditioned or delayed), disclose to a Competitor or in applications for Patents to be disclosed to the public such Local Development Data to the extent that: (i) the Local Development Data contain results of a Clinical Trial studying the combination of the Compound with a Hanmi proprietary compound; or (ii) the Local Development Data contain results of a Clinical Trial studying the combination of the Compound with a Third Party proprietary compound subject to a contractual confidentiality obligation imposed by the Third Party, provided, further, that in no event shall the foregoing prohibit RAPT from disclosing to a Competitor any Safety Data from such Clinical Trial.

4.4    Rights of Reference.

(a)    Hanmi’s Right of Reference. Subject to the terms of this Agreement, RAPT hereby grants Hanmi, its Affiliates, Sublicensees and [***] access to, and a Right of Reference with respect to (a) Regulatory Filings, Regulatory Approvals and all corresponding documentation and (b) all Regulatory Data (including Safety Data and CMC Data contained or referenced in any Regulatory Filings), and all corresponding documentation, in each case ((a) and (b)) (i) to the extent Controlled by RAPT or its Affiliates at any time during the Term, (ii) associated with the Product in the Field and (iii) for the sole purpose of Hanmi exercising its rights under this Agreement to conduct the Research Program and to manufacture, Develop and Commercialize the Product in the Field in the Territory during the Term. Upon written request from Hanmi, RAPT shall provide to Hanmi or its Affiliates or Sublicensees (if permitted) a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such right of reference. Notwithstanding anything in this Agreement to the contrary, the foregoing right of access and Right of Reference in this Section 4.4(a) shall survive any expiration or early termination of this Agreement for any reason.

(b)    RAPT’s Right of Reference. Subject to the terms of this Agreement, Hanmi hereby grants RAPT, its Affiliates and their licensees and sublicensees access to, and a Right of Reference with respect to: (a) Hanmi’s and its Affiliates’ and their Sublicensees’ Regulatory Filings (including any Marketing Approval Applications) and Regulatory Approvals and all corresponding documentation; and (b) all Regulatory Data (including Safety Data and CMC Data contained or referenced in any Regulatory Filings), and all corresponding documentation, in each case ((a) and (b)) (i) to the extent Controlled by Hanmi or its Affiliates or Sublicensees at any time during the Term, (ii) associated with the Product in the Field and (iii) for the sole purpose of manufacturing, Developing, seeking and securing Regulatory Approval for and Commercializing the Products outside of the Territory or, except with respect to Commercializing the Products, inside the Territory outside the Field. Upon written request from RAPT, Hanmi shall provide to RAPT, its Affiliates, licensees and sublicensees (as applicable) a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such Right of Reference. Notwithstanding anything in this Agreement to the contrary, the foregoing right of access and Right of Reference in this Section 4.4(b) shall survive any expiration or early termination of this Agreement for any reason.

4.5    Regulatory Matters for Product.

(a)    General. Hanmi shall, subject to this Section 4.5, have sole responsibility and decision-making authority with respect to regulatory matters in the Field in the Territory for Compound and/or Products (including the content of any regulatory filing or dossier, pharmacovigilance reporting, labeling, safety, and the decision to file or withdraw any MAA or to cease or suspend any Clinical Trial related thereto). Hanmi shall have sole responsibility for preparing and submitting, [***] all Regulatory Materials for Products in the Field in the Territory, including preparing, submitting and holding all INDs and MAAs for Products. Hanmi shall use Commercially Reasonable Efforts to prepare, submit and seek Regulatory Approval for at least one Product in the Republic of Korea and the People’s Republic of China. RAPT shall cooperate with Hanmi to provide it with all Information Controlled by RAPT, in each case as may be reasonably requested by Hanmi, in order to prepare or support any Regulatory Materials for Products in the Field in the Territory and interactions with any Governmental Authority in connection with Development and/or Regulatory Approval of Products. Hanmi will solely own and Control all Regulatory Materials for Products and all such Regulatory Materials shall be submitted in the name of Hanmi (or its Affiliate or Sublicensee, as applicable).

(b)    Coordination of Regulatory Filings. Hanmi shall consult with RAPT via the JSC with respect to any Marketing Approval Applications and applications for Pricing Approval in the Territory, and shall require each of its Affiliates and Sublicensees to, provide RAPT with drafts of each proposed Marketing Approval Application and application for Pricing Approval at least [***] and [***], respectively, before submitting such proposed Regulatory Filing to any Regulatory Authority. RAPT shall be entitled to make comments before the submission of such Marketing Approval Application or Pricing Approval application. At either Party’s request, the Parties shall discuss such proposed Regulatory Filing and Hanmi shall take into account, and require its Affiliates and Sublicensees (if permitted) to take into account, RAPT’s reasonable comments with respect thereto; provided that, notwithstanding anything in this Agreement or any Development Plan to the contrary, Hanmi shall adopt, and require its Affiliates and Sublicensees to adopt, RAPT’s comments to the extent any proposed Regulatory Filing by Hanmi, its Affiliates or Sublicensees could reasonably be expected to have a material adverse effect on any planned or actual Regulatory Filing by RAPT, its Affiliates or sublicensees. Within [***] after a Regulatory Filing is submitted to any Regulatory Authority in the Territory, Hanmi shall, and shall require its Affiliates and Sublicensees to, provide RAPT an electronic copy thereof.

(c)    Coordination of Meetings with Regulatory Authorities. At all times after the Effective Date and during the remainder of the Term, Hanmi shall provide RAPT with prior written notice of all material, pre-scheduled meetings (in person and telephonic) with Regulatory Authorities regarding the Product in the Field in the Territory. Hanmi will provide RAPT such notice as soon as possible after Hanmi receives notice of the scheduling of such meeting. At RAPT’s request, Hanmi shall coordinate, and shall require its Affiliates and Sublicensees to coordinate, with RAPT regarding preparation for such meeting, including considering in good faith RAPT’s input with respect thereto. To the extent permitted by Applicable Law and accepted by Regulatory Authorities, RAPT may have a representative be present at and participate in such meeting [***]. Hanmi shall provide RAPT with written minutes, in both the original language and translated into English, of all such meetings with Regulatory Authorities by Hanmi, its Affiliates or Sublicensees, including minutes created by such Regulatory Authorities (if any) and by Hanmi, its Affiliates and Sublicensees, in each case promptly after such minutes are available, but in no event later than [***] after such meeting with respect to minutes created by Hanmi, its Affiliates and Sublicensees.

4.6    Notice of Regulatory Action. If any Governmental Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of either Party related to the Development or otherwise relating to Compound or Products, then such Party shall, as promptly as practicable, but in no event later than [***], after receiving such notice, notify the other Party of such contact, inspection or notice or action. The JSC shall review and comment on any such responses to Governmental Authorities that pertain to the Compound and/or Products; provided that Hanmi shall[***].

4.7    Pharmacovigilance. As between the Parties, RAPT shall [***] maintain the global safety database for the Product unless the payment of such expense is otherwise agreed upon in the Pharmacovigilance Agreement; provided, following the Regulatory Approval of any Product, Hanmi shall maintain its own respective safety database for such Product for the Territory in compliance with the Applicable Law in the Territory, and shall share Safety Data regarding the Product to RAPT upon RAPT’s request; provided further that RAPT shall, upon Hanmi’s request, provide Safety Data regarding the Product that is in RAPT’s global safety database, and each Party shall provide the other with written notice of any serious adverse event together with relevant details of the serious adverse event within [***] of becoming aware of such serious adverse event. By no later than the earlier of (x) [***] after the Effective Date and (y) [***] (or such other time period as mutually agreed upon by the Parties in writing), Hanmi and RAPT shall negotiate in good faith and enter into a written agreement for pharmacovigilance activities related to the Product such that the Parties shall be able to comply with their respective reporting obligations for the Product (“Pharmacovigilance Agreement”). The Pharmacovigilance Agreement will contain terms no less stringent than those required by the ICH or other applicable guidelines. During the period between the Effective Date and until the Pharmacovigilance Agreement is entered into, the Parties shall exchange any and all relevant safety data related to the Product within the appropriate timeframes and in an appropriate format to ensure compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis.

4.8    No Use of Debarred Person. During the Term, each Party agrees that it will not use any employee or consultant that is debarred by any Governmental Authority or, to the best of such Party’s knowledge, is the subject of debarment proceedings by any Governmental Authority, in relation to this Agreement. If either Party learns that any employee or consultant performing on its behalf under this Agreement has been debarred by any Governmental Authority, or has become the subject of debarment proceedings by any Governmental Authority, then: (a) such Party will promptly notify the other Party and will prohibit such employee or consultant from performing on its behalf under this Agreement; and (b) such other Party may, notwithstanding any provision in this Agreement to the contrary, terminate this Agreement immediately upon written notice to the Party employing such Person.

4.9    Use of Third Parties. Hanmi may retain Third Parties to conduct research in accordance with Article 3 (Research Program) and Hanmi’s license under Section 7.1(b) and/or to perform Development activities, subject to the terms of this Agreement. Any such Third Parties shall be subject to written agreements containing confidentiality and non-use obligations at least as strict as those set forth in this Agreement; provided that the term of such Third Party’s obligations regarding the use and disclosure of Confidential Information and Know-How shall be as long as can be reasonably negotiated with such Third Party, but in any event no less than [***] after the date of disclosure to the Third Party. Hanmi shall remain responsible and liable for the performance by its Affiliates, Sublicensees or permitted Third Party contractors of those of its rights or obligations under this Agreement that it (sub)licenses or delegates to an Affiliate, Sublicensee or Third Party contractor.

4.10    Standards of Conduct. Hanmi shall use best efforts to perform, and shall require that its Affiliates, Sublicensees and Third Party contractors perform, all Development activities with respect to the Product in good scientific manner, and in compliance in all material respects with the requirements of Applicable Law.

5. COMMERCIALIZATION

5.1    Commercialization of Products. Subject to the terms and conditions of this Agreement and as between the Parties, Hanmi shall have the sole right and responsibility for the Commercialization of Products in the Field in the Territory [***]. Hanmi will use Commercially Reasonable Efforts to Commercialize Product in the Republic of Korea and the People’s Republic of China, provided that Hanmi receives Regulatory Approval for such Product in such country.

5.2    Commercialization Report. For each Calendar Year following Regulatory Approval for a Product in a country in the Territory, Hanmi shall provide to RAPT annually within [***] after the end of such Calendar Year a written report that summarizes the Commercialization activities performed by Hanmi, and its Affiliates and Sublicensees in the countries since the prior report by Hanmi and the planned Commercialization activities in the Territory for the current Calendar Year. Such report shall contain sufficient detail to enable RAPT to assess Hanmi’s compliance with its Commercialization obligations in Section 5.1 (Commercialization of Products). Such reports shall be Confidential Information of Hanmi pursuant to Article 12 (Confidentiality).

5.3    Decision-Making Authority. Hanmi shall, subject to Section 2.1(d) (Decisions) and Section 10.2 (Branding and Trademarks), have the sole decision-making authority for the operations and Commercialization strategies and decisions, including funding and resourcing, related to the Commercialization of Products.

6. COMPOUND SUPPLY AND MANUFACTURING

6.1    Overview. RAPT retains rights to supply for global clinical Development, with eventual technology transfer to Hanmi for commercial supply in the Territory, as set forth in more detail in this Article 6 (Compound Supply and Manufacturing). Subject to Section 7.3 (RAPT Retained Rights), Hanmi will have the exclusive right and, except as expressly provided in Section 6.2 (Clinical Supply of Product), shall be solely responsible for the manufacture (including having a Third Party manufacture on its behalf) of all of its and its Affiliates’ and Sublicensees’ requirements of Compound and Products (including without limitation all such manufacturing for use in remaining Clinical Trials and for commercial sale), including all activities related to developing the process, analytics and formulation for the manufacture of clinical and commercial quantities of Compound and/or Product, the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Compound and/or Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability, in-process and release testing, quality assurance and quality control.

6.2    Clinical Supply of Product. RAPT shall be responsible for the synthesis and supply to Hanmi, and Hanmi shall purchase and pay for, the quantities of Product specified on Exhibit F solely for the testing of Product in the performance of [***] in accordance with the Development Plan and the timelines described on Exhibit F, provided that such obligation to supply in the People’s Republic of China shall only begin after [***]. Hanmi shall inspect all such Product and notify RAPT in writing as soon as possible, but in no event more than [***] after delivery to Hanmi or its designee, of [***]; provided that [***]. Hanmi shall be responsible for any sourcing of clinical supply of any other active ingredient [***] for any combination studies in the Territory by Hanmi, its Affiliates or Sublicensees. For quantities of Product delivered by RAPT to Hanmi in accordance with this Section 6.2, Hanmi shall pay to RAPT the Supply Price within [***] of delivery and receipt of an invoice. All shipment and handling of Products from RAPT to Hanmi under this Agreement shall be [***].

6.3    Transfer of Manufacturing Technology. Upon Hanmi’s written notice to RAPT that Hanmi wishes to initiate transfer of RAPT Manufacturing Technology, RAPT shall and shall cause its Affiliates and RAPT’s possible Third Party manufacturers to disclose and make available to Hanmi or the Affiliate designated by Hanmi, all RAPT Manufacturing Technology that is available in written format on such date (the “Manufacturing Technology Documentation”) as soon as practicable. All such Manufacturing Technology Documentation shall be in the English language, and in sufficient detail and clarity for Hanmi or its Third Party manufacturer to understand and use the manufacturing processes disclosed thereunder. If available in electronic form, the Manufacturing Technology Documentation shall be provided in electronic format. If requested by Hanmi, RAPT shall (and will use Commercially Reasonable Efforts to ensure that any RAPT’s Third Party manufacturer will) reasonably cooperate with Hanmi and provide up to [***] of technical assistance by RAPT’s and

RAPT’s Third Party manufacturer’s technical and pilot testing personnel [***] in connection with the transfer and the implementation of such RAPT Manufacturing Technology to and by Hanmi. The cost for RAPT employees providing such assistance (including travel costs for RAPT’s employees incurred in connection with on-site visits to the Territory) shall be [***]; provided that [***], in connection with providing such assistance, subject to [***]. Any assistance in addition to such [***] shall be [***]. RAPT shall make Commercially Reasonable Efforts to ensure that the RAPT Manufacturing Technology is fully and adequately transferred to Hanmi with respect to capacity, Product quality, raw materials consumption, and other parameters agreed upon between the Parties in advance. The Parties shall, within [***] after the Effective Date, enter into a Technology Transfer Agreement setting forth further details regarding the transfer of RAPT Manufacturing Technology consistent with this Section 6.3.

6.4    Third Party Manufacturing. Subject to this Section 6.4 (Third Party Manufacturing), Hanmi may exercise any of its manufacturing rights with respect to Compound and Products through one or more Third Party manufacturers, provided that the Third Party manufacturer undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of RAPT (including RAPT Know-How received by such Third Party manufacturer under Section 6.2 (Clinical Supply of Product) above) that are at least as strict as those undertaken by the Parties pursuant to Article 12 (Confidentiality) hereof (provided further, that the term of such Third Party’s obligations regarding the use and disclosure of Confidential Information and Know-How shall be as long as can be reasonably negotiated with such Third Party, but in any event no less than [***] after the date of disclosure to the Third Party). Hanmi shall require that such Third Party manufacturers agree in writing not to use the RAPT Know-How and RAPT Manufacturing Technology for any use, other than the manufacture of Compound and Products for Hanmi, its Affiliates and Sublicensees. If Hanmi wishes to have a Third Party perform all or any portion of the manufacturing process for the Product, then Hanmi shall notify RAPT in writing of the identity of such Third Party, together with the location of all facilities to be used for such activities and reasonably detailed information, including from Hanmi’s due diligence, with respect to such Third Party’s qualifications to perform the manufacturing in compliance with all Applicable Laws, including GMP (such information, collectively, the “CRO Due Diligence Package”). Hanmi shall not engage such Third Party, nor disclose any Confidential Information of RAPT to such Third Party, unless and until RAPT has approved such Third Party in writing, such approval not to be unreasonably withheld, conditioned or delayed. If [***] within [***] after receiving a complete CRO Due Diligence Package, then [***].

6.5    Improvements in the Manufacture of Compound. During the Term and to the extent Controlled by RAPT or its Affiliates, RAPT shall disclose to Hanmi through the JSC (or if the JSC is not constituted, through the Alliance Managers) any improvements or inventions made or developed by RAPT or its Affiliates with respect to the synthesis of Compound or the formulation of the Compound or Product, and methods and materials used in the synthesis of Compound (including starting materials and intermediates for the synthesis of Compound) or the formulation of Compound or Product (collectively, “RAPT Improvements”). RAPT shall grant to Hanmi an exclusive license to use the RAPT Improvements within the Territory in accordance with Section 7.1 (License to Hanmi), subject to Section 7.3 (RAPT Retained Rights). Upon request by Hanmi, RAPT will provide Hanmi with the RAPT Know-How in RAPT’s or its Affiliate’s Control that are necessary or reasonably useful for Hanmi or its Third Party manufacturer to facilitate Hanmi’s use of such RAPT Improvements in the manufacture of Compound or Product in accordance with the licenses granted Hanmi under this Agreement, and will, upon Hanmi’s request, provide cooperation and assistance (including on-site assistance) reasonably necessary to transfer the technology relating to such RAPT Know-How to Hanmi or its Third Party manufacturer to facilitate Hanmi’s use of such RAPT Improvements in the manufacture of Compound or Product in accordance with Section 6.3.

6.6    Possible Supply of Product. The Parties agree to discuss the terms under which Hanmi would supply (or have supplied) to RAPT, and RAPT would purchase from Hanmi, quantities of the Product, in finished product form, for sale or other use (such as samples or Clinical Trial materials) by RAPT or its Affiliates outside the Territory in the Field.

7. GRANT OF RIGHTS AND LICENSES

7.1    License Grants to Hanmi and RAPT.

(a)    Subject to the terms and conditions of this Agreement, RAPT hereby grants to Hanmi the sole and exclusive (even as to RAPT, except for certain rights expressly reserved by RAPT as provided in Section 7.3 (RAPT Retained Rights)) license, with the right to grant sublicenses as provided in Section 7.2 (Sublicensing by Hanmi), under the RAPT Patent Rights and RAPT Know-How to research (solely in accordance with Article 3 (Research Program), Develop, make, have made, use, sell, offer for sale, export and import (including the exclusive right to Commercialize) Compound and Products in the Field in the Territory; provided, however, that Hanmi shall have a non-exclusive license to make and have made Compound and Products outside the Territory solely for use in the Territory in the Field through one or more Third Party manufacturers located outside the Territory. At Hanmi’s written request, RAPT shall cooperate with Hanmi’s efforts to register its sole and exclusive license under this Agreement with any relevant intellectual property registry in the Territory under either Article 101 of the Korean Patent Act or Article 14 of the Implementing Regulations of the Chinese Patent Law, where such registration is required or available by or under Applicable Law. RAPT shall also cooperate with Hanmi’s effort to list RAPT Patent Rights hereunder to green list under Article 50-2 (Registration of Drug Patent) of Korean Pharmaceutical Affairs Law and/or equivalent thereof in China. [***]. Subject to the terms and conditions of this Agreement (and without limiting the exclusive licenses granted by RAPT to Hanmi under this Agreement), RAPT hereby further grants to Hanmi a non-exclusive license, with the right to grant sublicenses as provided in Section 7.2 (Sublicensing by Hanmi), under the RAPT Technology to make raw materials solely for use in making Compound and Products in the exercise by Hanmi of the exclusive license granted to Hanmi under this Section 7.1 (License to Hanmi).

(b)    In addition, Hanmi shall have the right to use the Tool Compound and RAPT Know-How relating to the Tool Compound that are provided by or disclosed to Hanmi by RAPT for research purposes in support of Hanmi’s Development and Research Programs in accordance with Article 3 (Research Program). In the exercise of such right, Hanmi shall [***], provided that:

(i)    [***].

For avoidance of doubt, this Section 7.1(b) shall not limit the other rights and licenses granted by RAPT to Hanmi under this Agreement.

(c)    Subject to the terms and conditions of this Agreement, Hanmi hereby grants RAPT the following licenses:

(i)    [***]

license, with the right to grant sublicenses through multiple tiers, under [***];

(ii)    [***] license, with the right to grant sublicenses through multiple tiers, under [***]; provided that [***];

(iii)    [***] license, with the right to grant sublicenses through multiple tiers, under [***];

For clarity, these licenses shall survive any expiration or termination of this Agreement; provided, however, that any exclusive license granted during the Term shall continue to be exclusive after the Term until [***], upon the occurrence of which the license granted to RAPT [***] shall become non-exclusive thereafter and all such non-exclusive licenses surviving after the expiration or termination of this Agreement shall become subject to the rights of Hanmi and its Affiliates to use Hanmi-Owned Inventions or Joint Inventions (including all related know-how and Hanmi Patents and Joint Patents) for any purpose anywhere in the world.

7.2    Sublicensing by Hanmi. Subject to the terms and conditions of this Agreement including Section 3.6, Hanmi shall have the right to sublicense any or all of the rights granted to it by RAPT under this Agreement to its Affiliates and/or to Third Parties, [***] with which Hanmi collaborates in the performance of combination studies in the Territory [***]. In connection with any such sublicensing and solely to the extent required to carry out the applicable sublicensing, Hanmi [***]. Hanmi shall ensure that each of its Sublicensees is bound by a written agreement that is consistent with, and subject to the terms and conditions of, this Agreement, with confidentiality and non-use obligations at least as strict as those in Article 12 (Confidentiality). In addition, Hanmi shall be responsible for the performance of any of its Affiliates or Sublicensees that are exercising rights under a sublicense of the rights granted by RAPT to Hanmi under this Agreement, and the grant of any such sublicense shall not relieve Hanmi of its obligations under this Agreement, except to the extent they are satisfactorily performed by any such Affiliates or Sublicensee(s). Promptly following the execution of each sublicense to a Third Party as provided in this Section 7.2 (Sublicensing by Hanmi), Hanmi shall notify RAPT of such sublicense agreement and shall provide RAPT a copy of such sublicense agreement; provided, however, that Hanmi may redact any financial, confidential or other commercially sensitive provisions from the sublicense agreement to the extent such provisions have no impact on RAPT’s rights under this Agreement.

7.3    RAPT Retained Rights. Notwithstanding any provision of this Agreement to the contrary, RAPT retains the right under the RAPT Technology to manufacture, and/or have manufactured, Product in the Territory for use outside the Territory or inside the Territory outside the Field and to conduct research and Development of the Product in the Territory, together with the right to grant licenses to Third Parties (with rights to grant sublicenses) to perform such activities. For clarity, Hanmi shall, except as otherwise provided herein, have the exclusive right to manufacture and have manufactured Product in the Territory and to conduct research, Development and Commercialization of the Product in the Territory, in each case subject to Section 7.1 (License to Hanmi).

(a)    [***].

7.4    No Other Rights. Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party. All rights with respect to Information, Patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof. Hanmi shall not use or practice, nor permit its Affiliates, Sublicensees or any Third Party to use or practice, the RAPT Technology in any manner other than as expressly permitted under this Agreement.

7.5    Public Domain Information. Nothing in this Agreement shall prevent Hanmi or its Affiliates from using for any purpose any Know-How or other Confidential Information that is in the public domain, other than as a result of a breach by Hanmi of this Agreement, including a disclosure of RAPT’s Confidential Information by an Affiliate, Sublicensee or other Third Party engaged by any of the foregoing.

8. PAYMENTS

8.1    Upfront Payment. In consideration of the license granted to Hanmi for the Territory, Hanmi shall pay RAPT an upfront payment of four million Dollars ($) within [***] after the Effective Date. Such payment shall be non-creditable and non-refundable.

8.2    Development Milestone Payments.

(a)    Hanmi shall pay to RAPT the milestone payments as described below within [***] after the first achievement of the specified milestone event by Hanmi, its Affiliates or their Sublicensees [***] for the Product. If the Milestone Event No. 3 occurs without the Milestone Event No. 2 having been achieved, then the Milestone Event No. 2 will be deemed to have been achieved upon the achievement of the Milestone Event No. 3.

Table 1

Milestone Event	Milestone Payment for Product(s)
[***]
	[***]	[***]
[***]	[***]
[***]	[***]	[***]

Milestone Event	Milestone Payment for Product(s)
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

(b)    Hanmi shall provide written notice to RAPT within [***] after the first achievement of the specified milestone event by Hanmi or its Affiliates and within [***] after the first achievement of the specified milestone event by its Sublicensees or their Affiliates.

8.3    Sales Milestone Payments for Product. The following sales-based milestone payments shall be payable by Hanmi based on the total level of Annual Net Sales (i.e., Net Sales in a given Calendar Year period) being first reached for the Product in the Territory by Hanmi, its Affiliates and Sublicensees. For the avoidance of doubt, such Net Sales shall be calculated by aggregating the sales generated within the Territory.

Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]

Subtotal	$60 million

Such sales-based milestone payments shall be payable one time, and will be made within [***] following the end of the Calendar Year after the first Product first reaches the Annual Net Sales threshold within the Territory. For clarity, if more than one sales-based milestone threshold is achieved in the same Calendar Year, then all sales-based milestone payments for such thresholds will become due for such Calendar Year.

8.4    Royalty Payments to RAPT.

(a)    General. Subject to the other provisions of this Article 8 (Payments) and other provisions of this Agreement, in consideration of the licenses granted by RAPT to Hanmi hereunder to the RAPT Technology, Hanmi shall pay to RAPT royalties based on the Net Sales of each Product during the applicable Royalty Term for such Product. The royalty payable with respect to each particular Product shall be based on the level of aggregate Annual Net Sales of such Product in the Territory in a given Calendar Year period by Hanmi, its Affiliates and Sublicensees, with the royalty rate tiered based upon the level of such aggregate Net Sales in such Calendar Year period in the Territory, as described further below.

(b)    Royalty on Products. Hanmi will pay to RAPT a royalty on Net Sales of Products, on a Product by Product basis, by Hanmi, its Affiliates and Sublicensees in the Territory in the Field based on the Net Sales tiers and royalty rates as set forth in the table below [***], subject to the reductions and offsets as may be applicable as set forth below in this Section.

Base Royalty Rate	Annual Net Sales (Determined Separately for Each Product)
[***]	[***]
[***]	[***]
[***]	[***]

(c)    Royalty Term. Royalties payable by Hanmi to RAPT under this Section 8.4 (Royalty Payment to RAPT) shall be paid on a Product-by-Product and country-by-country basis for a period commencing with the First Commercial Sale of such Product and until the later of: (a) the date of expiration of the last-to-expire Valid Claim within the RAPT Patent Rights or Joint Patents, in each case Covering the composition-of-matter of the Compound within such Product, or method-of-use of such Product within the Territory, excluding, for the avoidance of doubt, any Hanmi Patents or any Joint Patents that claim formulations of the Product; (b) expiration of regulatory or data exclusivity (or data protection) granted by a Governmental Authority that prevents a Third Party from obtaining an approval to sell a Generic Product; or (c) the date of expiration of five (5) years commencing with the First Commercial Sale of Product in that country (such period being the “Royalty Term” for such Product and country). For clarity, Hanmi shall not owe royalties to RAPT under this Agreement on Product sold in a country after expiration of the Royalty Term for such Product in such country. Upon the expiration of the Royalty Term with respect to a Product in such country, Hanmi shall have a [***] license under Section 7.1 (License to Hanmi) for the making, using, selling, offering for sale and importing of such Product in the Field in such country.

(d)    Royalty Step-Down. On a Product-by- Product and country-by-country basis, if such Product is not Covered by a Valid Claim in such country during the Royalty Term, then the royalties payable with respect to such Licensed Product pursuant to Section 8.4(b) (Royalty on Products) in such country will be reduced by [***], which remaining royalty reflects the value of the RAPT Know-How.

(e)    Third Party Payments.

(i)    RAPT shall bear all Third Party license payments, milestones, royalties and other payments owed with respect to a Compound and/or Product (including payments with respect to methods of making, using, selling, and/or identifying such Compound and Products) involving intellectual property (including Patents) that is licensed or otherwise acquired by RAPT, in its sole discretion, as of the Effective Date or thereafter during the Term, it being understood and agreed that such Third Party payments, regardless of its nature, shall not have any impact of increasing the amount of any milestone payments or royalties payable by Hanmi.

(ii)    Subject to Section 9.7 (Third Party Rights), each Party shall promptly disclose detailed information pertaining to any Third Party Technology (as defined in Section 9.7(a)), directly to the other Party or through the JSC, as soon as practicable after the date a Party first became aware of such Third Party Technology.

(iii)    Subject to the application of Section 9.7 (Third Party Rights), if (a) Hanmi obtains a license to use the Third Party Technology in accordance with Section 9.7(a), or (b) if Hanmi[***] to obtain a license from any Third Party under any Patent in order to Develop, manufacture or Commercialize any Compound or Product in any country in the Territory and proceeds with obtaining such license from the Third Party, Hanmi’s royalty obligations set forth above shall be reduced by an amount equal to [***] of the royalties paid by Hanmi to such Third Party on account of such license on sales of such Compound or Product in the Field in the Territory; provided, however, that [***].

(f)    Generic Competition. During the portion of the applicable Royalty Term in a particular country within the Territory where there are one or more products being sold in the Field in such country that are Generic Products with respect to the Product, then the royalty rate used to calculate the royalty payable by Hanmi on Net Sales of the Product in such country shall be reduced as a percentage of one or more Generic Products’ market share in such country, as described below [***]. The data source for calculation would be IMS Midas (or an equivalent source available at the time). Upon a Regulatory Filing for a first Generic Product, the JSC shall prepare a standard report (a “Generic Product Tracking Report”) that would track Net Sales of Product(s) and estimated Net Sales (i.e., applying estimated deductions from gross sales) of Generic Product(s) on a country by country basis in the Territory on a Calendar Quarterly basis. The sales volumes for all Products and Generic Products would be included in this calculation.

[***]

In the event one or more Generic Products achieve a market share of at least [***] of Net Sales in the Field in a country within the Territory, the Royalty Term shall expire in such country.

8.5    Royalty Payments and Reports. All amounts payable to RAPT pursuant to Section 8.4 (Royalty Payments to RAPT) shall be paid in Dollars within [***] after the end of the Calendar Quarter in which the applicable Net Sales were recorded. Each payment of royalties shall be accompanied by a royalty report providing a statement, on a Product-by-Product and country-by-country basis, of: (a) the amount of Net Sales of Products in the Territory during the applicable Calendar Quarter, (b) a calculation of the amount of royalty payment due in Dollars on such Net Sales for such Calendar Quarter, including the exchange rates used and any applicable royalty rate reductions and (c) the amount of withholding taxes, if any, required by Applicable Law to be deducted with respect to such royalties.

8.6    Payment Method. All payments due under this Agreement to RAPT shall be made by bank wire transfer in immediately available funds to an account designated by RAPT. All payments and invoices hereunder shall be made in Dollars by Hanmi.

8.7    Taxes. RAPT will pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld with respect to any royalty payments by Hanmi to RAPT under this Agreement, Hanmi will: (i) deduct those taxes from the remittable payment to RAPT, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to RAPT on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such withholding requirements and taxes to the extent possible in compliance with Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

8.8    Royalty on Sublicensee Sales. Hanmi shall have the responsibility to account for and report sales of any Product by a Sublicensee on the same basis as if such sales were Net Sales by Hanmi. Hanmi shall pay to RAPT such Sublicensee amounts when due under this Agreement.

8.9    Foreign Exchange. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with GAAP and Hanmi’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

8.10    Late Payment. If RAPT does not receive payment of any sum due to it under this Agreement on or before the due date therefor, simple interest shall thereafter accrue on the sum due to RAPT from the due date until the date of payment at a per-annum rate of [***] above the prime rate as reported in The Wall Street Journal, Eastern Edition or the maximum rate allowable by Applicable Law, whichever is less.

8.11    Records. Hanmi shall keep, and shall cause its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records, including gross sales and any deductions thereto in connection with calculation of Net Sales, sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement. Such books and records shall be kept reasonably accessible and shall be made available for inspection for a [***] period in accordance with Section 8.12 (Inspection of Hanmi Records) below.

8.12    Inspection of Hanmi Records. Upon reasonable prior notice of not less than [***], Hanmi shall permit an independent internationally recognized certified public accounting firm (subject to obligations of confidentiality to Hanmi), appointed by RAPT and accepted by Hanmi (such acceptance not unreasonably withheld, conditioned or delayed), to inspect the audited financial records of Hanmi to the extent relating to payments and payment obligations to RAPT; provided that such inspection shall not occur more often than once per Calendar Year. If a material error is discovered as part of such inspection, RAPT shall have the right to conduct a detailed inspection during the subsequent Calendar Year. Any inspection conducted under this Section 8.11 (Inspection of Hanmi Records) shall be at the expense of RAPT; provided that, if such inspection determines that Hanmi underpaid RAPT by [***] or more during any Calendar Quarter, then Hanmi shall, within [***] of receiving an invoice and reasonable supporting documentation, reimburse RAPT for all of its payments to Third Parties incurred in connection with such inspection. Any underpayment shall be paid by Hanmi to RAPT within [***] with interest on the underpayment from the date such payment was originally due in accordance with Section 8.10 (Late Payment), and any overpayment shall be credited against future amounts due by Hanmi to RAPT. Any and all information generated during inspection shall be Confidential Information under Article 12 (Confidentiality) of this Agreement.

8.13    Inventor Compensation. RAPT shall be responsible for and shall bear all costs associated with any Inventor Compensation (defined below) for any employees of RAPT or any of its Affiliates (and/or of any Third Party contractors of RAPT or any of its Affiliates), whether employed at any time prior to the Effective Date or during the Term of the Agreement. In addition, as between the Parties, RAPT shall be responsible for and shall bear all costs associated with any Inventor Compensation for any other developers or inventors of the RAPT Technology developed or invented as of the Effective Date. “Inventor Compensation” means any compensation that is or may in the future become payable to inventors of RAPT Patent Rights or creators of RAPT Know-How or RAPT Materials for or based upon the use and/or exploitation of the RAPT Technology, Compound and/or Products, including the use and commercial exploitation of RAPT Technology Compound and/or Products pursuant to this Agreement.

9. PATENT PROSECUTION AND ENFORCEMENT

9.1    Ownership of Information and Inventions.

(a)    (i) Any and all improvements or inventions made or developed with respect to Compounds and/or Products, including but not limited to, methods and materials used in the synthesis of Compound (including starting materials and intermediates for the synthesis of Compound) or the formulation of Product (the “Inventions”) conceived or reduced to practice in the course of conducting activities under this Agreement and invented solely by or on behalf of RAPT and/or its Affiliates or Sublicensees and/or their respective employees, agents or independent contractors (and Patents that claim such Inventions) will be owned solely by RAPT (collectively, “RAPT-Owned Inventions”), (ii) any and all Inventions conceived or reduced to practice in the course of conducting activities under this Agreement and invented solely by Hanmi and/or its Affiliates or Sublicensees and/or their respective employees, agents or independent contractors, regardless of whether on behalf of RAPT and/or Hanmi, (collectively, “Hanmi-Owned Inventions”) and Patents that solely claim or disclose the Hanmi-Owned Inventions, (“Hanmi Patents”) will be owned solely by Hanmi, and (iii) any and all Inventions conceived or reduced to practice in the course of conducting activities under this Agreement and invented jointly by or on behalf of RAPT and Hanmi and/or their respective Affiliates, Sublicensees, and/or their respective employees, agents or independent contractors (collectively, “Joint Inventions”) and Patents that claim or disclose the Joint Inventions (“Joint Patents”) will be jointly owned by the Parties, with each Party owning an undivided one-half interest in, to and under all Joint Inventions and Joint Patents. Subject to and without limiting the licenses granted under this Agreement and the other terms and conditions of this Agreement, Hanmi and RAPT shall not otherwise have an obligation to account to the other Party, or obtain the consent of the other Party, with respect to the exploitation (directly or through licensees or other Third Parties) of any Joint Inventions or Joint Patents, and Hanmi and RAPT hereby waive any right either may have under the laws of any jurisdiction to require such an accounting or consent. Notwithstanding anything in this Agreement to the contrary, Hanmi shall not file any patent application disclosing or claiming any manufacturing process for the Compound, including other physical forms or its drug product.

(b)    Each Party shall promptly disclose to the other Party all Inventions developed solely by such Party’s and its Affiliates’, its Sublicensees’ and Third Party subcontractors’ employees, agents or independent contractors. For avoidance of doubt, any RAPT-Owned Inventions and RAPT’s interest in Joint Patents shall be deemed to be part of the RAPT Technology and covered by the license under Section 7.1 (License to Hanmi). Subject to a Party’s obligations under applicable terms of this Agreement (e.g., licenses granted hereunder, confidentiality obligations, etc.) with respect to same, any Information generated during or resulting from a Party’s activities under this Agreement (except to the extent containing Information first provided by the other Party) may be used by such Party for the purpose of researching (in accordance with Article 3 (Research Program) and Developing Compound and Products under the terms set forth herein.

9.2    Prosecution of RAPT Patents.

(a)    RAPT will have the first right, but not the obligation, to draft, file, prosecute and maintain (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) in all jurisdictions in the Territory the RAPT Patents (such activities with respect to Patents being the “Prosecution”, with the term “Prosecute” having the corresponding meaning). For the purpose of this Agreement, the Party that is responsible for Prosecuting a particular Patent is referred to as the “Prosecuting Party” and such Prosecution shall be handled by the outside counsel selected by the Prosecuting Party (the “Patent Firm”). Subject to Section 9.2(b) and (c), RAPT shall bear the Patent Prosecution Costs for the RAPT Patents, and shall have lead responsibility and decision-making control for such Prosecution of the RAPT Patents. For clarity, each Party will bear its own internal costs (i.e., those costs that are not Patent Prosecution Costs) with respect to its Prosecution activities for the RAPT Patents.

(b)    In the event that RAPT elects not to exercise its right to Prosecute in any country in the Territory any RAPT Patent that claims the composition of the Compound or Product or any method of use within the Field of the Compound or the Product, RAPT will give Hanmi [***] notice [***] before any relevant deadline and provide to Hanmi information it reasonably requests relating to the RAPT Patent. Hanmi will then have the right to assume responsibility, using patent counsel of its choice, for the Prosecution of such RAPT Patent in the Territory. If Hanmi assumes responsibility for the Prosecution for any such RAPT Patents as set forth above, then the Patent Prosecution Costs incurred by Hanmi in the course of such Prosecution will thereafter be borne by Hanmi.

(c)    The Parties will cooperate in such Prosecution of the RAPT Patents in all respects. Upon the request of the Prosecuting Party, the other Party will provide the Prosecuting Party all reasonable assistance and cooperation in such Prosecution efforts, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution, provided that

[***]. The Prosecuting Party will, to the extent requested by the other Party, provide the other Party with copies of any material documents the Prosecuting Party receives or prepares in connection with such Prosecution and will inform the other Party of the progress of it. Before filing in connection with such Prosecution any material document with a patent office, the Prosecuting Party will, upon the request of the other Party, provide a copy of the document to the other Party sufficiently in advance to enable the other Party to comment on it, and the Prosecuting Party will give due consideration to such comments to the extent timely received.

(d)    Patent Term Adjustments or Extensions. The Parties will confer regarding the desirability of seeking in any country of the Territory of any patent term adjustment, patent term extension, supplemental patent protection or related extension of rights with respect to the RAPT Patents. RAPT shall have the sole right, but not the obligation, to apply for any such adjustment, extension or protection. Notwithstanding the foregoing, upon Hanmi’s reasonable request, RAPT shall continue to apply for extension of patent terms and shall cooperate in good-faith with Hanmi for any adjustment and protection of such patent terms within the Territory. Neither Party will proceed with such an extension until the Parties have consulted with one another and agreed to a strategy therefor, provided that in the case where the Parties are unable to reach consensus, RAPT will have the final decision-making authority with respect to such decision; provided, further, that such decision will be made in accordance with Applicable Law so as to maximize marketing exclusivity for the Product in the Field. Each Party will cooperate fully with and provide all reasonable assistance to the other Party and use all Commercially Reasonable Efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) in connection with obtaining any such adjustments or extensions for the RAPT Patents consistent with such strategy. To the extent reasonably and legally required in order to obtain any such adjustment or extension in a particular country, each Party will make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the adjustment or extension in such country.

9.3    Data Exclusivity (or Data Protection). As applicable, Hanmi will have the sole right and authority for securing, maintaining and enforcing exclusivity (or protection) rights that may be available under Applicable Law in a country in the Territory for a Product, such as any data, market, pediatric, orphan drug or other regulatory exclusivity (or protection) periods. RAPT will cooperate with and provide all reasonable assistance to Hanmi and use Commercially Reasonable Efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) for Hanmi to seek, maintain and enforce all data exclusivity (or data protection) periods available for the Products in the Field in the Territory.

9.4    Prosecution of Other Patents

(a)    Joint Patents. Hanmi will have the first right, but not the obligation, to Prosecute in all countries within the Territory all Joint Patents and RAPT will have the first right, but not the obligation, to Prosecute in all countries outside the Territory all Joint Patents. Prosecution of the Joint Patents within the Territory shall be handled by the patent counsel selected by Hanmi and prosecuting of the Joint Patents outside the Territory shall be handled by the patent counsel selected by RAPT; provided, however, that RAPT shall have the right to designate, in its sole discretion and at its sole expense, legal counsel to oversee worldwide Prosecution of all Joint Patents, including the review of all filings and material communications pertaining to the Prosecution of Joint Patents under this Section 9.4(a) (Joint Patents). .

(b)    Hanmi Patents. Hanmi will have the sole right and authority with respect to Hanmi Patents in any jurisdiction, including Prosecution and enforcement. Hanmi will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing such Hanmi Patents.

(c)    Step-In Rights for Joint Patents and Certain Hanmi Patents. If Hanmi determines in its sole discretion to abandon, cease prosecution of or otherwise not file or maintain any Joint

Patent or any Hanmi Patent that claims the Compound (including any composition, formulation or use thereof) in any jurisdiction in the Territory, then Hanmi will provide RAPT written notice of such determination [***] before any deadline [***] for taking action to avoid abandonment (or other loss of rights) and will provide RAPT with the opportunity to prepare, file, prosecute and maintain such Joint Patent or Hanmi Patent, as applicable, in such jurisdiction. The Prosecuting Party will provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding such Joint Patent or Hanmi Patent, as applicable, and such other Party will provide the Prosecuting Party reasonable assistance in such efforts. The Prosecuting Party will provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding such Joint Patent or Hanmi Patent, as applicable, being prosecuted by such Party, and will provide the other Party drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that such other Party may have an opportunity to review and comment thereon. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority. Unless the Parties agree otherwise, each Party will bear its own internal costs and the Patent Prosecution Costs that it incurs with respect to the Prosecution of such Joint Patents or Hanmi Patents, as applicable.

9.5    Infringement of RAPT Patent Rights by Third Parties.

(a)    Notification. The Parties will promptly notify each other of any actual, threatened, alleged or suspected infringement in the Field by a Third Party of the RAPT Patent Rights, Joint Patents or any Hanmi Patent that claims the Compound (including any composition, formulation or use thereof, and further including the use of the Compound in combination with a Hanmi proprietary compound to treat any disease), including by the manufacture, sale or use of a product identical or similar to a Compound or Product (an “Infringement”). A notice with respect to a Product that expressly references this Section 9.5(a) (Notification) will be deemed, solely for purposes of this Section 9.5 (Infringement of RAPT Patent Rights by Third Parties), to describe an act of Infringement, regardless of its content. As permitted by Applicable Law, each Party will promptly notify the other Party in writing of any such Infringement of which it becomes aware, and will provide evidence in such Party’s possession and control demonstrating such Infringement. In particular, each Party will notify and provide the other Party with copies of any allegations of patent invalidity, unenforceability or non-infringement of any RAPT Patent Rights Covering a Compound or Product (including methods of use or manufacture thereof). Such notification and copies will be provided by the Party becoming aware of such Infringement to the other Party as soon as practicable and, unless prohibited by Applicable Law, [***] after the receiving Party becomes aware of such Infringement. Such notification and copies will be sent by facsimile and overnight courier to Hanmi at the address set forth below, and to RAPT at the address specified in Section 17.5 (Notices).

[***]

(b)    Infringement of RAPT Patents. Hanmi will have the first right, but not the obligation, to bring and control, at its expense, an appropriate suit or other action before any government or private tribunal against any person or entity allegedly engaged in any Infringement in the Territory (a “Territory Infringement Action”) of any RAPT Patent to remedy the Infringement (or to settle or otherwise secure the abatement of such Infringement) in the Territory, with outside counsel that Hanmi may engage subject to prior notice to RAPT. RAPT will have the right, at its own expense and by counsel of its choice, to be represented in any Territory Infringement Action with respect to a RAPT Patent (“Product Specific Territory Infringement Action”). At Hanmi’s request, RAPT will join any Product Specific Territory Infringement Action as a party [***] if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action. Hanmi will have a period of [***] after its receipt or delivery of notice and evidence pursuant to Section 9.5(a) (Notification) to elect to so enforce such RAPT Patents in the applicable jurisdiction in the Territory (or to settle or otherwise secure the abatement of such Infringement), provided, however, that such period will be more than [***] to the extent Applicable Law prevents earlier enforcement of such RAPT Patents and such period will be less than [***] to the extent that a delay in bringing an action to enforce the applicable RAPT Patents against such alleged Third Party infringer would limit or compromise the remedies (including monetary and injunctive relief) available against such alleged Third Party infringer. In the event Hanmi does not so elect (or settle or otherwise secure the abatement of such Infringement) within the aforementioned period of time or [***] before the time limit, if any, for the filing of a Product Specific Territory Infringement Action, whichever is sooner, it will so notify RAPT in writing and in the case where RAPT then desires to commence a suit or take action to enforce the applicable RAPT Patents with respect to such Infringement in the applicable jurisdiction in the Territory, the Parties will confer and RAPT will have the right to commence such a suit or take such action to enforce the applicable RAPT Patents, at RAPT’s expense. Each Party will provide to the Party enforcing any such rights under this Section 9.5(b) (Infringement of RAPT Patents) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts, provided, however, if the enforcing Party is Hanmi, Hanmi shall be required to comply with all reasonable directions and instructions of RAPT.

(c)    Settlement. Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any Product Specific Territory Infringement Action in any manner that would adversely affect a RAPT Patent or that would limit or restrict the ability of Hanmi (or its Affiliates or Sublicensees, as applicable) to sell Products in the Field anywhere in the Territory.

(d)    Expenses and Recoveries. A Party bringing a Product Specific Territory Infringement Action under this Section 9.5 (Infringement of RAPT Patent Rights by Third Parties) against any Third Party engaged in Infringement of the RAPT Patents in the Territory will be solely responsible for any expenses incurred by such Party as a result of such Product Specific Territory Infringement Action. If such Party recovers monetary damages from such Third Party in such Product Specific Territory Infringement Action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by such Party in connection therewith, including attorneys’ fees. If after such reimbursement any funds remain from such damages, such funds will be [***]. If a Party bringing a Product Specific Territory Infringement Action recovers [***]. If a Party bringing a Product Specific Territory Infringement Action recovers [***].

9.6    Infringement of Joint Patents and Hanmi Patents by Third Parties.

(a)    Hanmi will have the first right, but not the obligation, to bring at its expense an appropriate suit or other action against any Third Party allegedly engaged in any Infringement of Joint Patents, Joint Patent or any Hanmi Patent in the Territory with the outside counsel that Hanmi may engage subject to prior notice to RAPT. Hanmi will have a period of [***] after its receipt or delivery of notice of such Infringement to elect to so enforce such Joint Patent or any Hanmi Patent that claims the Compound (including any composition, formulation or use thereof, and further including the use of the Compound in combination with a Hanmi proprietary compound to treat any disease) (or to settle or otherwise secure the abatement of such Infringement), provided, however, that such period will be more than [***] to the extent Applicable Law prevents earlier enforcement of such

Joint Patents or such Hanmi Patents and such period will be less than [***] to the extent that a delay in bringing an action to enforce the applicable Joint Patents or Hanmi Patents against such alleged Third Party infringer would limit or compromise the remedies (including monetary and injunctive relief) available against such alleged Third Party infringer. In the event Hanmi does not so elect (or settle or otherwise secure the abatement of such Infringement) within the aforementioned period of time or [***] before the time limit, if any, for the filing of an Territory Infringement Action, whichever is sooner, it will so notify RAPT in writing and in the case where RAPT then desires to commence a suit or take action to enforce the applicable Joint Patents with respect to such Infringement, the Parties will confer and RAPT will have the right to commence such a suit or take such action to enforce the applicable Joint Patents and Hanmi Patents that claim the Compound (including any composition, formulation or use thereof, and further including the use of the Compound in combination with a Hanmi proprietary compound to treat any disease), at RAPT’s expense, subject to prior notice to Hanmi. Each Party will provide to the Party enforcing any such rights under this Section 9.6(a) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

(b)    Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any claim, suit or action that it may bring with respect to a Joint Patent in the Territory.

(c)    A Party bringing a claim, suit or action under Section 9.6(a) against any Third Party engaged in Infringement of any Joint Patent in the Territory will be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages from such Third Party in such suit or action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by such Party in connection therewith, including attorneys’ fees. If after such reimbursement any funds remain from such damages, such funds will be [***].

9.7    Third Party Rights.

(a)    The Parties will promptly notify each other in writing (i) if either Party receives any written allegation that any activity pursuant to this Agreement infringes the Patent rights or technology of any Third Party in the Territory (the “Third Party Technology”)(ii) if either Party desires to obtain a license or otherwise pursue a defense or settlement with respect to any Third Party Technology that the notifying Party believes may be necessary either for the purpose of overcoming a potential Infringement of such Third Party Technology or otherwise in connection with the exercise by Hanmi of its rights to manufacture, Develop or Commercialize Products or Compound in the Field in the Territory in accordance with this Agreement (such Third Party Technology, the “Necessary Third Party Technology”) or (iii) if either Party desires to obtain a license with respect to any Third Party Technology that the notifying Party believes may be useful in connection with the exercise by Hanmi of its rights to manufacture, Develop or Commercialize Products or Compound in the Field in the Territory in accordance with this Agreement (such Third Party Technology, the “Useful Third Party Technology”).

(b)    Subject to Sections 9.7(c) and (d), with respect to any Third Party Technology, Hanmi will have the first right to seek a license, at its expense, subject to any applicable reduction of royalties payable to RAPT pursuant to Section (d) (Third Party Payments), to the extent that such Third Party Technology Covers or may Cover the manufacture, Development or Commercialization of Products or Compound in the Field in the Territory in accordance with this Agreement, including but not limited to the composition, formulation, method of use, method of manufacture of any Compound and/or Product in the Field in the Territory, and/or is an improvement to any Compound and/or Product in the Field in the Territory. For clarity, Hanmi’s first right, as described in the previous sentence, does not apply to any Third Party Technology outside the Territory, nor to any Third Party Technology in the Territory that claim only a method of using the Compound or Product outside the Field, which rights RAPT may in its sole discretion license or acquire directly from such Third Party. In the event that Hanmi does not obtain the license in accordance with the preceding sentence of this Section 9.7(b) within [***] of the delivery of the applicable notice in accordance with Section 9.7(a), then RAPT may in its sole discretion obtain the license or title with respect to such Third Party Technology, in which case RAPT may negotiate the terms and conditions of such license or acquisition, and make all the payments due pursuant to any such agreement with such Third Party respect to such Third Party Technology (with the Third Party Technology required by Hanmi with respect to Compound and Products, solely to the extent such Third Party Technology becomes Controlled by RAPT as a result of such agreement, being included in the RAPT Patent Rights and RAPT Know-How and sublicensed by RAPT to Hanmi under Section 7.1 (License to Hanmi)).

(c)    Notwithstanding Section 15.3 (Indemnification Procedures), without the prior written consent of Hanmi (not to be unreasonably withheld, conditioned or delayed), RAPT will not settle any claim under this Section 9.7 (Third Party Rights) in any manner that would (i) limit or restrict the ability of Hanmi (or its Affiliates or Sublicensees, as applicable) to sell Products in the Field anywhere in the Territory or (ii) impose any obligation, restriction or limitation on Hanmi.

(d)    The Parties will cooperate in all respects with one another in prosecuting or defending any action pursuant to this Section 9.7 (Third Party Rights).

9.8    Reexaminations, Oppositions and Related Actions.

(a)    The Parties will promptly notify each other in the event that any Third Party files in the Territory any paper in a court, patent office or other government entity, seeking to invalidate, reexamine, oppose or compel the licensing of any RAPT Patent or threatens to file such paper with respect to any RAPT Patent or any RAPT Patent contemplated to be used or practiced under in the conduct of the Development (any such Third Party action being a “Patent Challenge”).

(b)    RAPT will have the first right to bring and control, at its expense, any effort in defense of such a Patent Challenge against a RAPT Patent within the Territory, except in the case where such Patent Challenge is made in connection with an Infringement Action in which case the enforcing Party in the Infringement Action will have the first right to bring and control the defense of such Patent Challenge and such Patent Challenge will be considered part of the Infringement Action under this Article 9 (Patent Prosecution and Enforcement). In the case where Hanmi controls the defense of such Patent Challenge, RAPT will have the right, at its own expense and by counsel of its choice, to be represented in any such effort. If RAPT fails to take action to defend such Patent Challenge within [***] of the time limit for bringing such defense [***], then Hanmi will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own expense.

9.9    Disclosure of Inventions. To the extent relating to Compound or Product (including methods of making a Compound and methods of using a Compound to prevent or treat a disease), each Party will promptly disclose to the other Party all Inventions of which such Party becomes aware, including Inventions by its, its Affiliates’ or its Sublicensee’s) employees describing Joint Inventions and RAPT-Owned Inventions and Hanmi-Owned Inventions, as applicable. Each Party will also respond promptly to reasonable requests from the other Party for more Information relating to such Inventions.

9.10    Personnel Obligations. Prior to receiving any Confidential Information or beginning work under this Agreement relating to any research, Development or Commercialization of a Compound or a Product, each employee, agent or independent contractor of each Party, its Affiliates and Sublicensees and the Third Party subcontractors of any of the foregoing will be bound in writing by non-disclosure and invention assignment obligations that are consistent with the obligations of the Parties under this Agreement, including with respect to all Inventions and Information.

9.11    No Challenge. Notwithstanding any other provision of this Agreement to the contrary, if Hanmi or its Affiliate challenges, or knowingly participates with or assists a Third Party (except as required by Applicable Law) to challenge the validity, enforceability, patentability and/or scope of any claim within the RAPT Patent Rights in a court or patent office or other governmental agency, RAPT may terminate the license granted under this Agreement.

9.12    Further Action. Each Party will, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and perform its obligations pursuant to this Article 9 (Patent Prosecution and Enforcement); provided, however, that neither Party will be required to take any action pursuant to Article 9 (Patent Prosecution and Enforcement) that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

10. TRADEMARKS

10.1    Product Trademarks. Except as expressly provided in this Article 10 (Trademarks), (a) Hanmi shall be solely responsible for the selection (including the creation, searching and clearing), registration, maintenance, policing and enforcement of all trademarks developed for use in connection with the marketing, sale or distribution of Products in the Field in the Territory (each, a “Product Mark”), and Hanmi shall own all Product Marks, and all trademark registrations for said marks.

10.2    Branding and Trademarks. Notwithstanding Section 10.1 (Product Trademarks), at any time after the Effective Date, RAPT may provide Hanmi with RAPT’s global branding strategy for the Product (the “Global Branding Strategy”). Within [***] thereafter, Hanmi shall develop and submit to the JSC a local branding strategy for the Product that is consistent with the Global Branding Strategy (“Local Branding Strategy”); provided, however, that if Hanmi reasonably believes that direct adoption and implementation of the Global Branding Strategy into the Local Branding Strategy would insufficiently protect Product Marks for the Product in the Territory or causes Hanmi to be non-compliant with applicable trademark or labeling laws in the Territory, Hanmi shall be entitled to propose relevant amendments or revisions to the Global Branding Strategy to be incorporated in the Local Branding Strategy to the extent such changes or revisions are necessary for Hanmi to so protect Product Marks or so comply with applicable laws in the Territory, in which case, RAPT shall consider such proposal in good faith and shall not unreasonably withhold its approval of such proposal only based on conflict with its Global Branding Strategy. The Parties may, through the JSC, discuss the development and adoption of branding elements, such as key distinctive colors, logos, images, symbols, and Trademarks to be used in in connection with the Commercialization of the Product in the Field; provided, however, that Hanmi shall not adopt or use, and shall not permit its Affiliates or Sublicensees to adopt or use, any such branding elements in the Territory without RAPT’s prior written approval, which RAPT may withhold [***]. As between the Parties, RAPT shall be the owner and file for the protection of Product Marks for the Product that are used in pursuant to the Global Branding Strategy.

10.3    Use of Name. Neither Party shall, without the other Party’s prior written consent, use any trademarks or other marks of the other Party (including the other Party’s corporate name), trademarks, advertising taglines or slogans confusingly similar thereto, in connection with such Party’s marketing or promotion of Products under this Agreement or for any other purpose, except as may be expressly authorized in writing in connection with activities under this Agreement and except to the extent required to comply with Applicable Law or in connection with a Party exercising its rights under this Agreement, including with respect to Prosecution of Patents and the submission of Clinical Trial data to Regulatory Authorities.

10.4    Further Actions. Each Party shall, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and/or perform its obligations pursuant to this Article 10 (Trademarks); provided, however, that neither Party shall be required to take any action pursuant to Article 10 (Trademarks) that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

11. NON-COMPETITION AND EXCLUSIVITY

11.1    Non-Competition; Exclusivity. RAPT agrees that it will not work independently of this Agreement within the Territory during the Term for itself or with any Third Party (including the grant of any license or option to any Third Party) or enable a Third Party with respect to discovery, research, development and/or commercialization activities of [***]. Hanmi agrees that it will not work independently of this Agreement within the Territory during the Term for itself or with any Third Party (including the grant of any license or option to any Third Party) or enable a Third Party with respect to discovery, research, development and/or commercialization activities of [***].

12. CONFIDENTIALITY

12.1    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (the “Receiving Party”) agrees that, for the Term and for [***], it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party (the “Disclosing Party”) pursuant to this Agreement except for that portion of such Information that the Receiving Party can demonstrate by competent written proof:

(a)    was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of disclosure by the other Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its first disclosure to the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement between the Parties;

(d)    is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party without obligations of confidentiality to the Disclosing Party with respect thereto; or

(e)    is subsequently independently discovered or developed by the Receiving Party or its Affiliate without the aid, application, or use of Confidential Information of the Disclosing Party.

To the extent relating specifically to Compound or Products, for so long as this Agreement is in effect with respect to such Compound and Products, (i) all Information generated solely by RAPT during the research, Development, manufacturing, and/or Commercialization of Compound and/or Products after the Effective Date shall be treated as the Confidential Information of RAPT, (ii) subject to Section 4.3 (Information Transfer to RAPT), all Information generated solely by Hanmi during the research, Development, manufacturing, and/or Commercialization of Compound and/or Products shall be treated as the Confidential Information of Hanmi and (iii) all Information generated jointly by the parties during the research, Development, manufacturing, and/or Commercialization of Compound and/or Products after the Effective Date shall be treated as the Confidential Information of both Parties. Each Party agrees that it shall provide or permit access to Confidential Information of the other Party only to the receiving Party’s Affiliates, employees, consultants, advisors and permitted subcontractors, licensees and sublicensees, and to the employees, consultants, advisors and permitted subcontractors, licensees and sublicensees of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party with the activities contemplated or required of it or permitted by this Agreement and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 12.1 (Confidentiality); provided that each Party shall remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, consultants, advisors and permitted subcontractors, licensees and sublicensees, to treat such Confidential Information as required under this Section 12.1 (Confidentiality) (as if such Affiliates, employees, consultants, advisors and permitted subcontractors, licensees and sublicensees were Parties directly bound to the requirements of this Section 12.1 (Confidentiality)).

12.2    Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a)    filing or Prosecuting Patents in accordance with Article 9 (Patent Prosecution and Enforcement), provided, however, that such disclosure would not result in the Disclosing Party breaching any confidentiality obligations to a Third Party;

(b)    subject to Section 12.3 (Publicity; Terms of Agreement), submitting Regulatory Filings and other filings with Governmental Authorities (including Governmental Authorities), including filings with the MFDS or NMPA, as necessary for the Development or Commercialization of a Product, as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(c)    prosecuting or defending litigation;

(d)    subject to Section 12.3 (Publicity; Terms of Agreement), complying with Applicable Law, including regulations promulgated by securities exchanges;

(e)    disclosure to its Affiliates, employees, agents, independent contractors, licensors and any Sublicensees of the RAPT Technology only on a need-to-know basis and solely in connection with the performance of this Agreement, provided that each disclosee must be bound by written obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 (Confidentiality) prior to any such disclosure, provided further that the term of such disclosee’s obligations regarding the use and disclosure of Confidential Information shall be as long as can be reasonably negotiated with such disclosee, but in any event no less than [***] after the date of disclosure to the disclosee;

(f)    disclosure of the material terms of this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner, other potential or actual financial partner, collaborator or licensee, as well as their legal, financial, tax and other advisors; provided that the disclosing Party will use reasonable efforts to make each disclosee bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 (Confidentiality) prior to any such disclosure, provided further that the term of such disclosee’s obligations regarding the use and disclosure of such material terms shall be as long as can be reasonably negotiated with such disclosee; provided further that notwithstanding anything to the contrary contained in this Agreement, [***] shall be disclosed to [***], in each case, [***];

(g)    disclosure of the stage of Development of Products under this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner, other potential or actual financial partner, collaborator or licensee, as well as their legal, financial, tax and other advisors; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 (Confidentiality) prior to any such disclosure, provided further that the term of such disclosee’s obligations regarding the use and disclosure of such Confidential Information shall be as long as can be reasonably negotiated with such disclosee;

(h)    disclosure pursuant to Section 12.5 (Publication and Listing of Clinical Trials and Compliance with Other Policies, Orders and Agreements); and

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a), 12.2(c) or 12.2(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder in any manner that would breach this Agreement.

Nothing in Sections 12.1 (Confidentiality) or 12.2 (Authorized Disclosure) shall limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

12.3    Publicity; Terms of Agreement.

(a)    The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 (Authorized Disclosure) and this Section 12.3 (Publicity; Terms of Agreement). Except as set forth in Sections 12.3(b) and 12.3(c), each Party agrees not to issue any press release or other public announcement disclosing the terms of this Agreement or the transaction contemplated hereby without providing [***] prior written notice to the other Party, and obtaining prior written consent of the other Party. RAPT agrees to provide Hanmi at least [***] notice prior to issuing any press release relating to the execution of this Agreement.

(b)    Each Party may disclose the terms of this Agreement in the case of a press release or governmental filing (including any prospectus in connection with an IPO or other securities offering or filing) to the extent required by Applicable Law (where reasonably advised by the disclosing Party’s counsel), provided that the disclosing Party shall give prior advance notice (to the extent it reasonably can) of the proposed text of such release or filing to the other Party for its prior review but shall not be required to obtain approval therefor.

(c)    The Parties acknowledge that either or both Parties may be obligated to file under Applicable Law a copy of this Agreement with the SEC or other Government Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than [***] prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and shall only disclose Confidential Information which it is advised by counsel or the applicable Governmental Authority is legally required to be disclosed. No such notice shall be required under this Section 12.3(c) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

(d)    Each Party shall require each of its Affiliates and private investors to which Confidential Information of the other Party is disclosed as permitted hereunder to comply with the covenants and restrictions set forth in Sections 12.1 (Confidentiality) through Section 12.3 (Publicity; Terms of Agreement) as if each such Affiliate and each such investor were a Party to this Agreement and shall be fully responsible for any breach of such covenants and restrictions by any such Affiliate or investor.

12.4    Publications.

(a)    Neither Party shall publicly present or publish results of studies carried out under this Agreement (each such presentation or publication a “Publication”) without the opportunity for prior review and approval by the other Party, except to the extent otherwise required by Applicable Law, in which case Section 12.3 (Publicity; Terms of Agreement) shall apply with respect to disclosures required by the SEC or other Governmental Authorities or stock exchanges and/or for regulatory filings. The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least [***] prior to the earlier of its presentation or intended submission for publication. The submitting Party agrees, upon request by the other Party, not to submit or present any Publication until the other Party has had [***] to comment on any material in such Publication. The submitting Party shall consider the comments of the other Party in good faith, but will retain the sole authority to submit the manuscript for Publication; provided that the submitting Party agrees to delay such Publication as necessary to enable the Parties to file a Patent if such Publication might adversely affect such Patent. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation. Notwithstanding the foregoing, Hanmi shall not have the right to publish or present RAPT’s Confidential Information without RAPT’s prior written consent, and RAPT shall not have the right to publish or present Hanmi’s Confidential Information without Hanmi’s prior written consent. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate. This Section 12.4 (Publications) shall not limit and shall be subject to Section 12.5.

(b)    Nothing contained in this Section 12.4 shall prohibit the inclusion of information in a patent application claiming, and in furtherance of, the manufacture, use, sale or formulation of a Compound, provided that the non-filing Party is given a reasonable opportunity to review, comment upon and/or approve the information to be included prior to submission of such patent application, where and to the extent required by Article 9 (Patent Prosecution and Enforcement) hereof. Notwithstanding the foregoing, the Parties recognize that either Party may [***]. The Parties recognize that [***]; provided that each Party shall require, and shall require its Affiliates and Sublicensees to require, that [***] comply with Section 12.4(a) to prevent publication prior to the filing of relevant patent applications and to ensure that no Confidential Information of either Party is disclosed.

12.5    Publication and Listing of Clinical Trials and Compliance with other Policies, Orders and Agreements. Each Party agrees to comply, with respect to the Compound and Products and to the extent applicable to its activities conducted under this Agreement, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, (b) any applicable court order, stipulations, consent agreements and settlements entered into by such Party, and (c) each Party’s policy concerning Clinical Trials Registration and Disclosure of Results as amended from time to time and other policies adopted by such Party for the majority of its other pharmaceutical products with regard to the same (to the extent the such policies either are not in direct conflict with the documents referred to in clauses (a) and (b) above and to the extent such policies are provided by to the other Party in writing at least [***] prior to requiring their implementation under this Agreement and to the extent such policies do not conflict with the other provisions of this Agreement or require RAPT to violate any Applicable Law).

12.6    Effect of Change of Control of RAPT. If RAPT or any of its Affiliates merges or consolidates with, is otherwise acquired by, or acquires, a Third Party (including through a Change of Control Transaction), RAPT shall take necessary steps [***] as part of this Agreement.

13.    TERM AND TERMINATION

13.1    Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to this Article 13 (Term and Termination), shall continue until expiration of all royalty payment obligations under Section 8.4 (Royalty Payments to RAPT) herein (the “Term”).

13.2    Termination by Hanmi With or Without Cause.

(a)    Termination by Hanmi Without Cause. Hanmi has the right to terminate this Agreement as a whole or in its sole discretion on a country-by-country and/or Product-by-Product basis, effective upon [***] prior written notice to RAPT if prior to submission of any NDA for the Product in the Territory or [***] prior written notice to RAPT thereafter, except that Hanmi will wind down any on-going Development (including any Clinical Trial for the applicable Product being conducted by or on behalf of Hanmi) and any Commercialization activities for applicable Product, consistent with Applicable Law.

(b)    Termination by Hanmi for Safety Reasons. Hanmi has the right to terminate this Agreement on a Product-by-Product basis as to the entire Territory or with respect to any country (on a country-by-country basis) upon written notice to RAPT based on Safety Reasons. Upon such termination for Safety Reasons, Hanmi shall be responsible, [***] for the wind-down of any Development of applicable Product (including any Clinical Trials for the applicable Product being conducted by or on behalf of Hanmi, its Affiliates or Sublicensees) and any Commercialization activities for applicable Product. Such termination shall become effective upon the date that Hanmi notifies RAPT in writing that such wind-down is complete.

(c)    Termination by Hanmi for RAPT’s Abandonment of Development of Product. In the event (i) RAPT has affirmatively and definitively decided to permanently cease the research, development, manufacture and commercialization of the Product in all jurisdictions other than the Territory, in which case RAPT shall provide Hanmi with written notice of cessation within [***] after the date of such affirmative and definitive decision, or (ii) RAPT has not engaged in any activities relating to the research, development, manufacture and commercialization of the Product for a period of [***], Hanmi has the right to terminate this Agreement (x) within [***] after receipt of written notice from RAPT of such cessation or (y) after the date that RAPT has not engaged in any activities relating to the research, development, manufacture and commercialization of the Product for a period of [***], as applicable.

(d)    Termination by Hanmi for Representations and Warranties. If, as of the date on which [***], a representation and warranty described in Section 14.2(d) or Section 14.2(g) would be inaccurate if made at that time, then Hanmi shall have the right to terminate this Agreement by delivery of [***] written notice to RAPT; provided, however, that such inaccuracy shall not be deemed a breach of this Agreement.

13.3    Termination by Either Party for Breach.

(a)    Subject to Sections 13.3(b), (c) and (d), either Party may terminate this Agreement with respect to any Product (on a Product-by-Product basis) as to the entire Territory or with respect to any country (on a country-by-country basis), in the event the other Party materially breaches this Agreement, and such breach shall have continued for [***] after written notice shall have been provided to the breaching Party by the non-breaching Party requiring such breach to be remedied and stating an intention to terminate if not so cured (a “Termination Notice”). Except as set forth in Section 13.3(b), any such termination shall become effective at the end of such period unless the breaching Party has cured any such breach prior to the expiration of such period. Any such Termination Notice shall [***].

(b)    If the alleged breaching Party disputes the existence or materiality of a breach specified in a Termination Notice provided by the other Party in accordance with Section 13.3(a), and such alleged breaching Party provides the other Party notice of such dispute before the expiration of the cure period after receiving such Termination Notice, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a) with respect to the applicable Product and country or countries unless and until arbitrators, in accordance with Article 16 (Dispute Resolution), have determined that the alleged breaching Party has materially breached this Agreement with respect to such Product and country or countries.

(c)    If the alleged breaching Party provides notice of a dispute pursuant to Section 13.3(b), [***] during the period between the notice of termination under this Section 13.3 and the effective date of termination until such dispute is resolved, then upon such resolution [***].

13.4    Termination for Insolvency. A Party shall have the right to terminate this Agreement upon written notice if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within [***] after the filing thereof. “Insolvency Event” means circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or business; (ii) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (iii) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (iv) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring).

13.5    Limitations on Termination Remedy. For avoidance of doubt, any termination under this Article 13 (Term and Termination) with respect to the Products and/or Compound in any one country within the Territory shall have no effect on and shall not in any way limit the licenses granted under this Agreement to Hanmi for Products and/or Compound in the other countries within the Territory.

13.6    Effects of Termination of this Agreement by Hanmi Without Cause, for Safety Reasons or Representations and Warranties, or by RAPT for Breach or Insolvency. Upon termination of this Agreement by Hanmi under Section 13.2(a) (Termination by Hanmi Without Cause), Section 13.2(b) (Termination by Hanmi for Safety Reasons) or Section 13.2(d) (Termination by Hanmi for Representations and Warranties) or by RAPT under Section 13.3 (Termination by Either Party for Breach) or Section 13.4 (Termination for Insolvency), or pursuant to Section 3.1(a) with respect to a Terminated Country as provided therein, the following shall apply with respect to the Terminated Product(s) and Terminated Country(ies) (in addition to any other rights and obligations under this Agreement with respect to such termination).

(a)    Licenses. The licenses granted to Hanmi in Section 7.1 (License to Hanmi) shall terminate solely with respect to the Product(s) and country(ies) with respect to which the termination becomes effective (each such Product, a “Terminated Product”, and each such country, “Terminated Country”) and Hanmi shall retain a non-exclusive license under Section 7.1 (License to Hanmi) to sell, offer for sale and import Products during the Commercialization Wind-Down Period in accordance with Section 13.7(d) (including the right to sell such Products through Hanmi Sublicensees if Hanmi were using such Sublicensees to sell same prior to such termination date). To the extent such obligations existed prior to such termination, Hanmi shall not have any Commercially Reasonable Efforts obligations thereafter with respect to the Development and Commercialization of the Terminated Product(s) and Terminated Country(ies).

(b)    Reversion. With respect to such Terminated Country, all rights under the RAPT Technology and to all Compound and Terminated Products shall revert to RAPT.

(c)    Covenant. Hanmi and its Affiliates shall not Develop, manufacture or Commercialize such Compound or Terminated Products in such Terminated Country, nor shall Hanmi grant any Affiliates or Third Parties rights to do so.

(d)    Transfer of Regulatory Filings, Regulatory Approvals and Product Marks. Promptly following the effectiveness of any such termination, and upon RAPT’s written request, Hamni shall (and shall require its Affiliates and Sublicensees to) assign and transfer to RAPT all Regulatory Filings, Regulatory Approvals, MAAs, Pricing Approvals and Product Marks that are Controlled and held by or under authority of Hanmi or its Affiliates or Sublicensees as of the effective date of termination, with respect to the Terminated Country(ies), and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer to RAPT of rights under such Regulatory Filings, Regulatory Approvals, MAAs, Pricing Approvals and Product Marks. If Applicable Law prevents or delays the transfer to RAPT of ownership of any such Regulatory Filings, Regulatory Approvals, MAAs, Pricing Approvals and Product Marks, then Hanmi will grant, and hereby does grant, to RAPT an exclusive and irrevocable right of access and right of reference to such Regulatory Filings, Regulatory Approvals, MAAs, Pricing Approvals and Product Marks, as applicable, for Products in the Terminated Country(ies), and will reasonably cooperate to make the benefits of such Regulatory Filings, Regulatory Approvals, MAAs, Pricing Approvals and Product Marks available to RAPT or its designee(s).

(e)    Wind-Down. Hanmi, its Affiliates and Sublicensees will stop producing Terminated Products in each Terminated Country of the Territory non-terminating Party receiving termination notice, and shall be entitled to continue (the “Commercialization Wind-Down Period”) to sell (but not to actively promote after the effective date of termination) any existing inventory of Terminated Products in each Terminated Country of the Territory for which Regulatory Approval has been obtained (provided that commercial sale of such Terminated Products shall have commenced in each such Terminated Country prior to the applicable effective date of termination), in accordance with the terms and conditions of this Agreement, including Article 8 (Payments).

(f)    Return of Confidential Information. Within [***] after the end of the Commercialization Wind-Down Period, each Party shall destroy all tangible items comprising, bearing or containing any Confidential Information of the other Party that are in each Party’s or its Affiliates’ possession or control, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to the other Party, as the other Party may direct, at other Party’s expense; provided that the destroying Party may retain one copy of such Confidential Information for its legal archives solely to monitor compliance with this Agreement, and provided further that destroying Party shall not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(g)    Transition Assistance. Hanmi agrees to cooperate with RAPT and its designee(s), [***] to facilitate an orderly and prompt transition of the Development (and as applicable, Commercialization) activities relating to the Terminated Product(s) in the Terminated Country(ies) to RAPT and/or its designee(s) following such termination.

13.7    Effects of Termination of Agreement by Hanmi With Cause or Under Section 13.2(c) (Abandonment), 13.3 (Breach) or 13.4 (Insolvency). Upon termination of this Agreement by Hanmi under Section 13.2(c) (Termination by Hanmi for RAPT’s Abandonment of Development of Product), Section 13.3 (Termination by Either Party for Breach) or Section 13.4 (Termination for Insolvency), the following shall apply:

(a)    all rights and licenses granted to Hanmi under this Agreement with respect to the Terminated Product(s) and Terminated Countries shall survive but shall become perpetual (subject to Hanmi’s obligations under Article 8 (Payments)); and

(b)    Hanmi shall [***] with respect to such Terminated Product(s) and Terminated Countries [***].

13.8    [***].

13.9    Effects of Expiration of Agreement. Upon the expiration of the Royalty Term (i.e., in the case where there is no earlier termination pursuant to this Article 13 (Term and Termination), on a Compound-by-Compound, Product-by-Product and country-by-country basis, the licenses granted to Hanmi under Article 7 (Grant of Rights and Licenses) with respect to RAPT Technology shall convert to a non-exclusive, perpetual, fully paid-up, non-royalty-bearing, sublicensable license.

13.10    Other Remedies. Subject to and without limiting the terms and conditions of this Agreement (including Section 15 (Indemnification and Limitation of Liability), expiration or termination of this Agreement shall not preclude any Party from (a) claiming any damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

13.11    Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Termination or expiration of this Agreement for any reason shall not affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: [***]. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

14. REPRESENTATIONS AND WARRANTIES

14.1    Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:

(a)    It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)    It has the full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)    It is not a party to any agreement, outstanding order, judgment or decree of any court or Governmental Authority that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)    In the course of the Development of Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Governmental Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Governmental Authority.

(e)    It has not, and will not during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

(f)    The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

(g)    It has and will have enforceable written agreements with all of its employees who receive Confidential Information under this Agreement assigning to such Party ownership of all intellectual property rights created in the course of their employment.

14.2    Representations and Warranties and Covenants by RAPT. RAPT hereby represents and warrants as of the Effective Date and to the extent, where denoted below, covenants to Hanmi as follows:

(a)    The RAPT Technology is free and clear from any Liens, and RAPT has sufficient legal and/or beneficial title, ownership or license under the RAPT Technology to grant the licenses to Hanmi as purported to be granted pursuant to this Agreement, including Hanmi’s right to sublicense. RAPT is the sole owner of all right, title and interest in and to (free and clear from any Liens of any kind) the RAPT Patent Rights listed on Exhibit B. All fees required to maintain such issued Patent rights have been paid to the extent due before the Effective Date. To RAPT’s Knowledge, no Third Party has taken any action claiming legal and/or beneficial ownership of, or license to (in any manner that would conflict with the licenses granted to Hanmi under this Agreement), any of the RAPT Patent Rights as of the Effective Date.

(b)    RAPT has not entered into any agreements, either oral or written, with any Third Party granting rights to the Development, Commercialization or manufacture of Compound or Products in the Field in the Territory.

(c)    RAPT has not received any written notice from any Third Party asserting or alleging that the use of the RAPT Technology as contemplated under this Agreement infringes the intellectual property rights of such Third Party. The RAPT Technology was not obtained in violation of any contractual or fiduciary obligation owed by RAPT or its employees or agents to any Third Party or through the misappropriation of the intellectual property rights (including any trade secrets) from any Third Party.

(d)    RAPT has not received any written notice from a Third Party alleging that (i) the practice of the RAPT Technology infringes or may infringe such Third Party’s intellectual property right, (ii) any research, Development, manufacture, or Commercialization of the Products by RAPT prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party or (iii) the exercise of Hanmi’s rights granted under this Agreement will infringe any Third Party intellectual property rights. To the Knowledge of RAPT, [***].

(e)    There is no pending, nor threatened, actions, suits or proceedings against RAPT involving the RAPT Technology as it relates to Compound or Products.

(f)    To the Knowledge of RAPT, there are no activities by Third Parties that would constitute infringement or misappropriation of the RAPT Technology relating to the Compound or Products (in the case of pending claims, evaluating them as if issued as of the Effective Date).

(g)    No Third Party has asserted in writing that issued Patents within the RAPT Patent Rights are invalid or unenforceable in the Territory, and RAPT does not have Knowledge of Information which leads it to believe that (i) the claims included in any issued RAPT Patent Rights are not valid or not in full force and effect, (ii) the RAPT Patents that are issued are not valid and not in force, and (iii) any such issued Patents are invalid or unenforceable.

(h)    RAPT has not granted (and RAPT covenants that during the Term it shall not grant, except in accordance with the express terms and conditions of this Agreement) any license or any option for a license under the RAPT Technology to any Third Party to sell in the Field any Compound or Product in any country in the Territory with respect to Product and/or Compounds so long as they remain Product and/or Compounds under this Agreement. RAPT has not granted or permitted to attach any Lien with respect to this Agreement or any of the RAPT Technology licensed by it to Hanmi under this Agreement. RAPT has not granted (and RAPT covenants that during the Term it shall not grant) to any Third Party any right or license or option to enforce or obtain any patent term extension in the Territory for any of the RAPT Patents.

(i)    RAPT has disclosed in writing to Hanmi (i) all RAPT Patent Rights existing in the Territory as of the Effective Date and (ii) the jurisdiction(s) in the Territory by or in which each such RAPT Patent Right has been issued or in which an application for such RAPT Patent Right has been filed, together with the respective patent or application numbers.

(j)    To the Knowledge of RAPT, no person, other than former or current employees of RAPT who are obligated in writing to assign his/her inventions to RAPT, is an inventor of any of the inventions claimed in the RAPT Patent Rights filed or issued as of the Effective Date, except for (A) as indicated on the Patents within the RAPT Patent Rights and (B) those Third Party inventors of those inventions that fall within the RAPT Technology Controlled by RAPT and as to which RAPT has obtained an assignment as of the Effective Date. All inventors of any inventions included within the RAPT Technology that are existing as of the Effective Date have assigned or have a contractual obligation to assign or license their entire right, title and interest in and to such inventions and the corresponding Patent rights to RAPT. No present or former employee or consultant of RAPT owns or has any proprietary, financial or other interest, direct or indirect, in the RAPT Technology (other than any interest as a shareholder of RAPT). To the Knowledge of RAPT as of the Effective Date, there are no claims that have been asserted in writing challenging the inventorship of the RAPT Patent Rights.

(k)    RAPT has maintained and, unless otherwise agreed to by Hanmi, will maintain and keep in full force and effect all agreements and filings (including Patent filings, in accordance with Article 9 (Grant of Rights and Licenses)) necessary to perform its obligations hereunder.

(l)    No Third Party has any right or agreement with RAPT, including a right of consent or a right of first negotiation, that would reasonably be expected to interfere with Hanmi’s exercise of its rights licensed under Section 7.1 hereof.

(m)    No authorization, consent, approval of a Third Party is or will be necessary for the (i) the consummation by RAPT of the transactions contemplated hereby as of the Effective Date; or (ii) prevention of the termination of any right, privilege, license, or agreement relating to the RAPT Patent or the continuation thereof following the Effective date;

(n)    RAPT has complied with all Applicable Laws in connection with RAPT’s prosecution of the RAPT Patents, including the duty of candor owed to any patent office pursuant to such laws.

(o)    The RAPT Patents include all intellectual property rights Controlled by RAPT that are reasonably necessary for the Development and Commercialization of the Products in the Field in the Territory by Hanmi.

(p)    The RAPT Patents listed on Exhibit B are the only Patents relating to the Compounds and/or Products, including the use and methods of manufacture of the Compounds and/or Products, in which RAPT or its Affiliate has an ownership interest either alone or jointly with any Third Party.

14.3    Representations, Warranties and Covenants of Hanmi. Hanmi hereby represents and warrants as of the Effective Date, and covenants, to RAPT as follows:

(a)     Hanmi, its Affiliates and its and their respective principals, owners, officers, directors, employees, agents, consultants and joint venture partners, and any other party acting on behalf of Hanmi (collectively, “Hanmi Representatives”), [***];

(b)    All Hanmi Representatives shall abide by all applicable Anti-Corruption Laws;

(c)    No principal, owner, officer, director, employee or agent of Hanmi or its Affiliates is currently a “Government Official,” defined as: (a) an officer, agent or employee of a government; or (b) a candidate for government or political office;

(d)     No Government Official who is closely related to a Hanmi Representative has been or will be, directly or indirectly, involved in influencing, obtaining or retaining business on behalf of Hanmi or fulfilling Hamni’s obligations to RAPT under this Agreement;

(e)    No Hanmi Representative (i) is listed on the Office of Foreign Assets Control (“OFAC”) “Specially Designated National and Blocked Person List” (“SDN List”) or otherwise subject to any sanction administered by OFAC (“U.S. Economic Sanctions”); (ii) is owned, controlled by or acting on behalf of, directly or indirectly, any person, entity or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction; (iii) has made sales to, contracted with, or otherwise engaged in any dealing or transaction with or for the benefit of any person, entity or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction during the previous five (5) years; or (iv) has used, directly or indirectly, any corporate funds to contribute to or finance the activities of any person, entity or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction; and

(f)     Hanmi and its Affiliates [***].

14.4    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 14 (REPRESENTATIONS AND WARRANTIES), NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR THAT ANY OF THE DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY COMPOUND OR PRODUCT WILL BE SUCCESSFUL, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

15. INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1    Indemnification by RAPT for Third Party Claims. RAPT shall defend, indemnify, and hold Hanmi, its Affiliates, and their respective officers, directors, employees, and agents (the “Hanmi Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Hanmi Indemnitees, all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Hanmi Claims”) against such Hanmi Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) a breach of any of RAPT’s representations, warranties, covenants and obligations under this Agreement; (b) the gross negligence or willful misconduct of RAPT, its Affiliates, or the officers, directors, employees, or agents of RAPT or its Affiliates; or (c) any breach by RAPT or its Affiliates of, or any failure by RAPT or its Affiliates, or their respective contractors or agents, to perform, observe or comply with any of the provisions of this Agreement.

15.2    Indemnification by Hanmi for Third Party Claims. Hanmi shall defend, indemnify, and hold RAPT, its Affiliates, and each of their respective officers, directors, employees, and agents, (the “RAPT Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such RAPT Indemnitees, all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “RAPT Claims”) against such RAPT Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) a breach of any of Hanmi’s representations, warranties, covenants and obligations under this Agreement; (b) the gross negligence or willful misconduct of Hanmi or its Affiliates, or the officers, directors, employees, or agents of Hanmi or its Affiliates; (c) [***]; or (d) [***].

15.3    Indemnification Procedures. In order for a party claiming indemnity under this Article 15 (Indemnification and Limitation of Liability) (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article 15 (Indemnification and Limitation of Liability), the Indemnified Party shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”) (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure or delay to give such notice). If the Indemnifying Party is not contesting the indemnity obligation, the Indemnified Party shall permit the Indemnifying Party to control and assume the defense of any litigation relating to such claim and disposition of any such Claim unless the Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such claim is made and the Indemnified Party gives notice to the Indemnifying Party that it may have defenses to such claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party shall not be so entitled to assume the defense of the case.

If the Indemnifying Party does assume the defense of any Claim, it (i) shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to Parties being indemnified under this Article 15 (Indemnification and Limitation of Liability), (ii) shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party, (iii) shall keep the Indemnified Party reasonably advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto and (iv) subject to the application of Section 9.7(c), shall not settle or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party if such settlement involves anything other than the payment of money by the Indemnifying Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any claim for which the Indemnifying Party has assumed the defense in accordance with this Section 15.3 (Indemnification Procedures), and shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. So long as the Indemnifying Party is diligently defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 15 (Indemnification and Limitation of Liability).

15.4    Limitation of Liability. NEITHER PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 15.4 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 15.1 (INDEMNIFICATION BY RAPT FOR THIRD PARTY CLAIMS) OR SECTION 15.2 (INDEMNIFICATION BY HANMI FOR THIRD PARTY CLAIMS), AS APPLICABLE, IN CONNECTION WITH ANY THIRD PARTY CLAIMS; (B) THE LIABILITY OF A PARTY FOR BREACH OF ITS OBLIGATIONS [***] OR (C) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD OR FOR BREACH OF ARTICLE 12 (CONFIDENTIALITY).

16. DISPUTE RESOLUTION

16.1    Disputes; Resolution by Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 (Dispute Resolution) if and when a dispute arises under this Agreement, subject to Section 16.5 (Injunctive Relief).

Accordingly, any disputes, controversies or differences concerning the validity, interpretation or construction of, compliance with, or breach of this Agreement, including any dispute with respect to whether either Party is entitled to terminate this Agreement, in whole or as to any country, other than a matter within the final decision-making authority of Hanmi or requiring a consensus of JSC members under Section 2.1(d) (Decisions) (a “Dispute”), shall be promptly presented to the Alliance Managers for resolution. If the Alliance Managers are unable to resolve such dispute within [***] after a matter has been presented to them, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party within [***] after receipt by the other Party of such written notice. If the matter is not resolved within [***] following presentation to the Executive Officers, then either Party may invoke the provisions of Section 16.2 (Arbitration).

16.2    Arbitration. Any Dispute that is not resolved pursuant to Section 16.1 (Disputes; Resolution by Executive Officers), shall be settled exclusively by binding arbitration to be conducted as set forth below in this Section 16.2 (Arbitration).

(a)    Either Party, following the end of the period referenced in Section 16.1 (Disputes; Resolution by Executive Officers), may refer such issue to arbitration by submitting a written notice of such request to the other Party. In any proceeding under this Section 16.2 (Arbitration), there shall be three (3) arbitrators. Within [***] after delivery of such notice, each Party will nominate one arbitrator in accordance with the then current rules of the American Arbitration Association (“AAA”). The two arbitrators so nominated will nominate a third arbitrator to serve as chair of the arbitration tribunal, such nomination to be made within [***] after the selection of the second arbitrator. The arbitrators shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, shall have appropriate experience with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements. In the case of any dispute involving an alleged failure to use Commercially Reasonable Efforts, the arbitrators shall in addition be an individual with experience and expertise in the worldwide development and commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto. In the case of a dispute involving a scientific or accounting matter or determination, an expert having applicable expertise and experience will be selected by the Parties to assist the arbitrators in such scientific or accounting matter or determination (and the arbitrators will select such expert if the Parties cannot agree on such Expert within [***] following the selection of the arbitrators). The place of arbitration will be New York, New York, unless otherwise agreed to by the Parties, and the arbitration shall be conducted in English.

(b)    The arbitrators shall set a date for a hearing that shall be held no later than [***] following the appointment of the last of such three arbitrators. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 16.2(a), and the right of each Party to undertake document requests and [***].

(c)    The arbitrators shall use their best efforts to rule on each disputed issue within [***] after completion of the hearing described in Section 16.2(b). The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon the Parties, absent manifest error. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties as soon as is reasonably possible. [***]. The arbitrators shall render a “reasoned decision” within the meaning of the Commercial Arbitration Rules, which shall include findings of fact and conclusions of law. Any arbitration award may be entered in and enforced by a court in accordance with Section 16.3 (Award).

16.3    Award. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under Section 16.2 (Arbitration) shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 16 (Dispute Resolution), and agrees that, subject to the Applicable Law, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award.

16.4    Costs. Each Party shall bear its own legal fees in connection with any arbitration procedure. The [***] shall be borne by the Parties [***].

16.5    Injunctive Relief. Nothing in this Article 16 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

16.6    Confidentiality. The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law or the rule of any applicable securities exchange, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party and the existence of any dispute submitted to arbitration, and any award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

16.7    Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

17. MISCELLANEOUS

17.1    Entire Agreement; Amendments. This Agreement, including the Exhibits hereto (which are incorporated into and made a part of this Agreement), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. In the event of any inconsistency between any Research Plan or the Development Plan and this Agreement, the terms of this Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties related to the subject matter of this Agreement other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

17.2    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to RAPT or Hanmi from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

17.3    Rights in Bankruptcy.

(a)    All intellectual property rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code or similar provision under Applicable Law (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties’ rights under

Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within [***] after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 17.3 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law. The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(b)    The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Regulatory Approval and manufacture of Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

(c)    Any intellectual property provided pursuant to the provisions of this Section 17.3 (Rights in Bankruptcy) shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

(d)    In the event that after the Effective Date [***], RAPT will use Commercially Reasonable Efforts [***].

(e)    Notwithstanding anything to the contrary in Article 9 (Patent Prosecution and Enforcement), in the event that RAPT is the Bankrupt Party, Hanmi may take appropriate actions in connection with the filing, prosecution, maintenance and enforcement of any RAPT Patent Rights in the Territory licensed or assigned to Hanmi under this Agreement without being required to consult with RAPT before taking any such actions, provided that such actions are consistent with this Agreement.

17.4    Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues. The Party affected by such force majeure also shall notify the other Party of the anticipated duration of such force majeure, any actions being taken to avoid or minimize its effect after such occurrence, and shall take reasonable efforts to remove the condition constituting such force majeure. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, acts of war (whether war be declared or not), labor strike or lock-out, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

17.5    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 17.5 (Notices), and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) [***] after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

For RAPT:	[***]

With a copy to:	[***]

For Hanmi:	[***]

17.6    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

17.7    Maintenance of Records. Each Party shall maintain complete and accurate records of all work conducted under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall maintain such records for a period of [***] after such records are created or such longer period as may be required by Applicable Law; provided that records may be maintained for an appropriate longer period in accordance with each Party’s internal policies on record retention in order to ensure the preservation, prosecution, maintenance or enforcement of intellectual property rights. Each Party shall keep and maintain all records required by Applicable Law with respect to Products.

17.8    Assignment. Neither Party may assign this Agreement or assign or transfer any rights or obligations hereunder (including the intellectual property rights licensed under this Agreement) without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent (i) to any Affiliate of such Party, provided that such transfer shall not adversely affect the other Party’s rights and obligations under this Agreement and that such assigning/transferring Party remains jointly and severally liable with such Affiliate for the performance of this Agreement and/or the assigned obligations, or (ii) to any Third Party successor-in-interest or purchaser of all or substantially all of the business or assets of such Party to which this Agreement relates [***], whether in a merger, combination, reorganization, sale of stock, sale of assets or other transaction; provided, however, that in each case (i) and (ii) that the assigning Party provides written notice to the other Party of such assignment and the assignee shall have agreed in writing to be bound (or is otherwise required by operation of Applicable Law to be bound) in the same manner as such assigning Party hereunder. In addition, either Party may assign its right to receive proceeds under this Agreement or grant a security interest in such right to receive proceeds under this Agreement to one or more Third Parties providing financing to such Party pursuant to the terms of a security or other agreement related to such financing (i.e., for purposes of a)

royalty financing arrangement). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.8 (Assignment) shall be null, void and of no legal effect. For clarity, the provisions of this Section 17.8 (Assignment) shall not apply to or encompass sublicensing of the rights licensed to a Party under this Agreement.

In the event that RAPT is acquired in a Change of Control Transaction by a Third Party (such Third Party, hereinafter referred to as an “Acquirer”), then the intellectual property of such Acquirer held or developed by such Acquirer prior to or after such acquisition (other than intellectual property developed by such Acquirer in the course of conducting RAPT’s activities under this Agreement) shall be excluded from the RAPT Technology, and such Acquirer (and Affiliates of such Acquirer which are not controlled by (as defined under the Affiliate definition in Article 1 (Definitions)) RAPT itself) shall be excluded from the Affiliate definition solely for purposes of the applicable components of the RAPT Technology. For clarity, any intellectual property developed by the Acquirer in the course of conducting RAPT’s activities under this Agreement shall be included within the RAPT Technology to the extent such intellectual property would have been so included had it been developed by RAPT. For further clarity, the Acquirer has sole discretion as to whether it will contribute its intellectual property or know-how to RAPT’s activities and RAPT Technology under this Agreement.

17.9    Governing Law. This Agreement shall be governed by and construed and enforced under the substantive laws of State of New York, without regard to its choice of law principles.

17.10    Performance by Affiliates. Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

17.11    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.12    Compliance with Applicable Law. Each Party shall comply with Applicable Law, including the Anti-Corruption Laws and applicable Trade Control Laws, in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither Party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, could in its opinion violate any settlement, consent order, corporate integrity agreement, or judgment to which it may be subject from time to time during the Term. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that such Party reasonably believes is not in compliance with Applicable Law.

17.13    Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

17.14    No Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of suchcondition or term or of another condition or term.

17.15    Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits of this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include”, “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation”; (b) the word “day” or “quarter” shall mean a calendar day or quarter, unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) provisions that require that a Party, the Parties or the JSC hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (i) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (j) the term “and/or” in a sentence shall be construed such that the phrase “X and/or Y” means “X or Y, or both X and Y”. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

17.16    Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document, each of which shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed and delivered through the email of pdf copies of the executed Agreement.

[***]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

HANMI PHARMACEUTICAL CO. LTD.	RAPT THERAPEUTICS, INC.

By:	By:

Name: [***]	Name:	[***]

Title: [***]	Title: [***]

EXHIBITS

Exhibit A – Compound

Exhibit B – RAPT Patents as of the Effective Date

Exhibit C – Template for Initial Research Plan

Exhibit D – Initial Development Plan

Exhibit E – Development Plan Country-Specific Summary Form

Exhibit F – Supply of Product [***]

Exhibit A

Compound

[***]

[***] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit B

RAPT Patents as of the Effective Date

[***]

Exhibit C

Template for Initial Research Plan

[***]

Exhibit D

Initial Development Plan

[***]

Exhibit E

Development Plan Country-Specific Summary Form

[***]

[***]

Exhibit F

Supply of Product [***]

[***]